UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MANPOWER INC

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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MANPOWER INC.

(d/b/a ManpowerGroup)

100 MANPOWER PLACE

MILWAUKEE, WISCONSIN 53212

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 2, 2012

To the Shareholders of ManpowerGroup:

The 2012 Annual Meeting of Shareholders of Manpower Inc. (d/b/a ManpowerGroup) will be held at the International Headquarters of ManpowerGroup, 100 Manpower Place, Milwaukee, Wisconsin, on May 2, 2012, at 10:00 a.m., local time, for the following purposes:

(1)	To elect four individuals nominated by the Board of Directors of ManpowerGroup to serve until 2015 as Class I directors;

(2)	To approve the proposed amendment to the Amended and Restated Articles of Incorporation of Manpower Inc. to change the name of the corporation to ManpowerGroup Inc.;

(3)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2012;

(4)	To hold an advisory vote on approval of the compensation of our named executive officers;

(5)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 2, 2012 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held. Therefore, whether or not you expect to attend the annual meeting in person, you are urged to vote by a telephone vote, by voting electronically via the Internet or by completing and returning the accompanying proxy in the enclosed envelope. Instructions for telephonic voting and electronic voting via the Internet are contained on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of ManpowerGroup in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2012: The annual report and proxy statement of ManpowerGroup are available at www.manpowergroup.com/annualmeeting.

Kenneth C. Hunt, Secretary

March 16, 2012

MANPOWER INC.

(d/b/a ManpowerGroup)

100 Manpower Place

Milwaukee, Wisconsin 53212

March 16, 2012

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Manpower Inc. (d/b/a ManpowerGroup) for use at the annual meeting of shareholders to be held at 10:00 a.m., local time, on May 2, 2012, or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at ManpowerGroup’s International Headquarters, 100 Manpower Place, Milwaukee, Wisconsin.

The expenses of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by us. No solicitation other than by mail is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone. In addition, we have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $9,500 plus expenses.

Only shareholders of record at the close of business on March 2, 2012 are entitled to notice of and to vote the shares of our common stock, $.01 par value, registered in their name at the annual meeting. As of the record date, we had outstanding 80,153,480 shares of common stock. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. With respect to the proposals to elect the individuals nominated by our Board of Directors to serve as Class I directors, to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2012, as well as the advisory vote on approval of the compensation of our named executive officers, abstentions and broker non-votes will not be counted as voting on the proposals. With respect to the proposal to approve the proposed amendment to the Amended and Restated Articles of Incorporation of Manpower Inc. to change the name of the corporation to ManpowerGroup Inc., abstentions and broker non-votes will have the effect of votes against the proposal.

This proxy statement, notice of annual meeting of shareholders and the accompanying proxy card, together with our annual report to shareholders, including financial statements for our fiscal year ended December 31, 2011, are being mailed to shareholders commencing on or about March 26, 2012.

If the accompanying proxy card is properly signed and returned to us and not revoked, it will be voted in accordance with the instructions contained in the proxy card. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the secretary of ManpowerGroup in writing (either by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted for the election of each of the individuals nominated by our board of directors to serve as Class I directors, will be voted for approval of the amendment to the Amended and Restated Articles of Incorporation of Manpower Inc. to change the name of the corporation to ManpowerGroup Inc., will be voted for the appointment of Deloitte & Touche LLP as our independent auditors for 2012, and will be voted for approval of the compensation of our named executive officers.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Mr. Kenneth C. Hunt, Secretary, Manpower Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212 and on Manpower’s web site at www.manpowergroup.com/about/corporategovernance.cfm. These documents include the following:

•	Amended and Restated Articles of Incorporation;

•	Amended and Restated By-Laws;

•	Corporate governance guidelines;

•	Code of business conduct and ethics;

•	Charter of the nominating and governance committee, including the guidelines for selecting board candidates;

•	Categorical standards for relationships deemed not to impair independence of non-employee directors;

•	Charter of the audit committee;

•	Policy on services provided by independent auditors;

•	Charter of the executive compensation and human resources committee;

•	Executive officer stock ownership guidelines;

•	Outside director stock ownership guidelines; and

•	Foreign Corrupt Practices Act Compliance Policy.

Information contained on ManpowerGroup’s web site is not deemed to be a part of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists as of the record date information as to the persons believed by us to be beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	9,980,527	(2)	12.5%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	7,658,821	(3)	9.6%

Wellington Management Company, LLP. 280 Congress Street Boston, Massachusetts 02210	6,528,972	(4)	8.1%

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	4,461,488	(5)	5.6%

(1)	Based on 80,153,480 shares of common stock outstanding as of the record date.

(2)	This information is based on a Schedule 13G filed on February 10, 2012. According to this Schedule 13G, these securities are owned by various individual and institutional investors for which T.Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser. Price Associates has sole voting power with respect to 2,035,885 shares held and sole dispositive power with respect to 9,980,527 shares held.

(3)	This information is based on a Schedule 13G filed on February 9, 2012, by BlackRock, Inc. on its behalf and on behalf of its following affiliates: BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Japan Co. Ltd., BlackRock Capital Management, Inc. , BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Ireland Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock International Ltd, BlackRock Investment Management UK Ltd and BlackRock Fund Managers Limited. According to this Schedule 13G, these securities are owned of record by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 7,658,821 shares held and sole dispositive power with respect to 7,658,821 shares held.

(4)	This information is based on a Schedule 13G filed on February 14, 2012. According to this Schedule 13G, these securities are owned of record by clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared voting power with respect to 4,860,412 shares held and shared dispositive power with respect to 6,528,972 shares held.

(5)	This information is based on a Schedule 13G filed on February 14, 2012, filed by FMR LLC (“FMR”) and Edward C. Johnson 3d, Chairman of FMR, on their behalf and on the behalf of the following affiliates of FMR: Fidelity Management & Research Company’ Strategic Advisers, Inc.; and FIL Limited. FMR and Edward C. Johnson 3d have sole voting power with respect to 782,568 shares held and sole dispositive power with respect to 4,461,488 shares held.

1.  ELECTION OF DIRECTORS

ManpowerGroup’s directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each. The term of office of directors in Class I expires at the annual meeting. The board of directors proposes that the nominees described below, all of whom are currently serving as Class I directors, be elected as Class I directors for a new term of three years ending at the 2015 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law. Mr. Joerres, Mr. Walter, Mr. Bolland and Mr. Payne are all standing for re-election.

In accordance with our articles of incorporation and by-laws, a nominee will be elected as a director if the number of votes cast in favor of the election exceeds the number of votes cast against the election of that nominee. Abstentions and broker non-votes will not be counted as votes cast. If the number of votes cast in favor of the election of an incumbent director is less than the number of votes cast against the election of the director, the director is required to tender his or her resignation from the board of directors to the nominating and governance committee. Any such resignation will be effective only upon its acceptance by the board of directors. The nominating and governance committee will recommend to the board of directors whether to accept or reject the tendered resignation or whether other action should be taken. The board of directors will act on the recommendation of the nominating and governance committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the announcement of the final results of balloting for the election.

Name	Age	Principal Occupation and Directorships

Class I Directors (term expiring in 2012)

Jeffrey A. Joerres	52	Chairman of ManpowerGroup since May 2001, and President and Chief Executive Officer of ManpowerGroup since April 1999. Senior Vice President European Operations and Marketing and Major Account Development of ManpowerGroup from July 1998 to April 1999. A director of Johnson Controls, Inc. and the Federal Reserve Bank of Chicago. Formerly a director of Artisan Funds, Inc. from August 2001 to April 2011. A director of ManpowerGroup for more than five years. An employee of ManpowerGroup since July 1993.

John R. Walter	65	Retired President and Chief Operating Officer of AT&T Corp. from November 1996 to July 1997. Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company, a print and digital information management, reproduction and distribution company, from 1989 through 1996. Currently a director of InnerWorkings, Inc. Served as Non-Executive Chairman of the Board of InnerWorkings, Inc. from May 2004 to June 2010. Also a director of Vasco Data Securities, Inc. and Echo Global Logistics. A director of ManpowerGroup for more than five years. Previously, a director of Abbott Laboratories from 1997 to 2007, Deere & Company from 1991 to 2007 and SNP Corporation of Singapore from 2002 to 2009.

Marc J. Bolland	52	Chief Executive Officer of Marks and Spencer Group plc. since May 2010. Chief Executive Officer of Wm Morrisons Supermarket Plc from September 2006 to April 2010. Executive Board Member of Heineken N.V., a Dutch beer brewing and bottling company, from 2001 to August 2006. Previously, a Managing Director of Heineken Export Group Worldwide, a subsidiary of Heineken N.V., from 1999

		to 2001, and Heineken Slovensko, Slovakia, a subsidiary of Heineken N.V., from 1995 to 1998. A director of ManpowerGroup for more than five years. No other public directorships in the past five years.

Ulice Payne, Jr.	56	President of Addison-Clifton, LLC, a provider of global trade compliance advisory services, from May 2004 to present. President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from 2002 to 2003. Partner with Foley & Lardner LLP, a national law firm, from 1998 to 2002. A trustee of The Northwestern Mutual Life Insurance Company and Wisconsin Energy Corporation. A director of ManpowerGroup since October 2007. Previously, a director of Midwest Air Group, Inc. from 1998 to 2008 and Badger Meter, Inc. from 2000 to 2010.

Class II Directors (term expiring in 2013)

Gina R. Boswell	49	Executive Vice President, Personal Care, North America at Unilever since July 2011. President, Global Brands, of Alberto-Culver Company from January 2008 to July 2011. Senior Vice President and Chief Operating Officer — North America of Avon Products, Inc. from February 2005 to May 2007. Senior Vice President — Corporate Strategy and Business Development of Avon Products, Inc. from 2003 to February 2005. Prior thereto, an executive with Ford Motor Company, serving in various positions from 1999 to 2003. A director of ManpowerGroup since February 2007. Previously, a director of Applebee’s International, Inc. (now DineEquity) from 2005 to 2007.

William Downe	59	President and Chief Executive Officer of BMO Financial Group since March 2007. Chief Operating Officer of BMO Financial Group from 2006 to March 2007. Deputy Chair of BMO Financial Group and Chief Executive Officer, BMO Nesbitt Burns and Head of Investment Banking Group from 2001 to 2006. Vice Chair of Bank of Montreal, 1999 to 2001. Prior thereto, held various senior management positions at Bank of Montreal in Canada and the United States. A director of ManpowerGroup since May 2011. A director of BMO Financial Group. No other public directorships in the past five years.

Jack M. Greenberg	69	Non-Executive Chairman of The Western Union Company since 2006. Also Non-Executive Chairman of InnerWorkings, Inc. since June 2010. Retired Chairman and Chief Executive Officer of McDonald’s Corporation from May 1999 to December 2002 and Chief Executive Officer and President from August 1998 to May 1999. Director of The Allstate Corporation, InnerWorkings, Inc., Hasbro, Inc. and The Western Union Company. A director of ManpowerGroup for more than five years. Previously, a director of Abbott Laboratories from 2000 to 2007 and First Data Corporation from 2003 to 2006.

Patricia A. Hemingway Hall	59	President and Chief Executive Officer of Health Care Service Corporation since November 2008. President and Chief Operating Officer of Health Care Service Corporation from November 2007 to November 2008. Executive Vice President of Internal Operations of Health Care Service Corporation from 2006 to 2007. Prior thereto

		held other senior management positions within Health Care Service Corporation since 1998. A director of ManpowerGroup since May 2011. No other public directorships in the past five years.

Terry A. Hueneke	69	Retired Executive Vice President of ManpowerGroup from 1996 until February 2002. Senior Vice President — Group Executive of ManpowerGroup’s former principal operating subsidiary from 1987 until 1996. A director of ManpowerGroup for more than five years. No other public directorships in the past five years.

Class III Directors (term expiring in 2014)

Cari M. Dominguez	62	Chair of the U.S. Equal Employment Opportunity Commission from 2001 to 2006. President, Dominguez & Associates, a consulting firm, from 1999 to 2001. Partner, Heidrick & Struggles, a consulting firm, from 1995 to 1998. Director, Spencer Stuart, a consulting firm, from 1993 to 1995. Assistant Secretary for Employment Standards Administration and Director of the Office of Federal Contract Compliance Programs, U.S. Department of Labor, from 1989 to 1993. Prior thereto, held senior management positions with Bank of America. A trustee of Calvert SAGE Funds since September 2008. A director of ManpowerGroup since May 2007. No other public directorships in the past five years.

Roberto Mendoza	63	Senior Managing Director of Atlas Advisors LLC, an independent global investment banking firm, since March 2010. Partner of Deming Mendoza & Co. LLC, a corporate finance advisory firm, from January 2009 to March 2010. Non-executive Chairman of Trinsum Group, Inc., an international strategic and financial advisory firm, from February 2007 to November 2008. Chairman of Integrated Finance Limited, a financial advisory firm, from June 2001 to January 2007. Managing Director of Goldman Sachs & Co. from September 2000 to March 2001. Director and Vice Chairman of J.P. Morgan & Co. Inc., from January 1990 to June 2000. A director of ManpowerGroup since April 2009. A director of The Western Union Company, PartnerRe Limited, a reinsurance company and Rocco Forte & Family Limited, a hotel management company. Also a member of the Council on Foreign Relations. Previously a director of Egg plc. from 2000 to 2006, Prudential plc. from 2000 to 2007 and Paris Re Holdings Limited from 2007 to 2009.

Elizabeth P. Sartain	57	Independent Human Resource Advisor and Consultant since April 2008. Executive Vice President and Chief People Yahoo at Yahoo! Inc. from August 2001 to April 2008. Prior thereto, an executive with Southwest Airlines serving in various positions from 1988 to 2001. Director of Peets Tea and Coffee, Inc. A director of ManpowerGroup since August 2010. No other public directorships in the past five years.

Edward J. Zore	66	Retired Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) from March 2009 to July 2010. President and Chief Executive Officer of Northwestern Mutual from June 2001 to March 2009. President of Northwestern Mutual from March 2000 to June 2001. Executive Vice President, Life and Disability Income Insurance, of

Northwestern Mutual from 1998 to 2000. Executive Vice President, Chief Financial Officer and Chief Investment Officer of Northwestern Mutual from 1995 to 1998. Prior thereto, Chief Investment Officer and Senior Vice President of Northwestern Mutual. Also a trustee of Northwestern Mutual. A director of ManpowerGroup for more than five years. A director of RenaissanceRe Holdings Ltd. since August 2010. Previously, a director of Mason Street Funds from 2000 to 2007 and a director of the Northwestern Mutual Series Fund, Inc. from 2000 to May 2010.

Each director attended at least 75% of the board meetings and meetings of committees on which he or she served in 2011. The board of directors held seven meetings during 2011. The board of directors did not take action by written consent during 2011.

Under ManpowerGroup’s by-laws, nominations, other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper written form to the secretary of ManpowerGroup. To be timely, a shareholder’s request to nominate a person for election to the board of directors at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the secretary of ManpowerGroup not less than 90 days nor more than 150 days prior to the anniversary of the annual meeting of shareholders held in the prior year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination, including the disclosure of any hedging, derivative or other complex transactions involving the Company’s common stock to which a shareholder proposing a director nomination is a party.

The board of directors has adopted categorical standards for relationships deemed not to impair independence of non-employee directors to assist it in making determinations of independence. The categorical standards are available on ManpowerGroup’s website at http://www.manpowergroup.com/about/corporategovernance.cfm. The board of directors has determined that twelve of thirteen of the current directors of ManpowerGroup are independent under the listing standards of the New York Stock Exchange after taking into account the categorical standards and the following:

•	Mr. Walter is a director and shareholder of Echo Global Logistics, a public company that entered into an agreement to provide logistics support to ManpowerGroup.

•	Mr. Walter and Mr. Greenberg are directors of InnerWorkings, Inc., a public company, which provides print management services to ManpowerGroup.

•	Mr. Greenberg is the Non-Executive Chairman of the Western Union Company, a public company, which has engaged ManpowerGroup to provide services to the company.

•

Mr. Zore and Mr. Payne are trustees of Northwestern Mutual. Northwestern Mutual and certain of its affiliates have engaged ManpowerGroup, Experis and Right Management to provide contingent staffing, accounting and other services. In addition, ManpowerGroup and certain of its affiliates have from time to time leased space from joint venture and limited liability companies in which Northwestern Mutual has an equity interest.

•	Ms. Boswell is Executive Vice President, Personal Care at Unilever, which has engaged ManpowerGroup to provide services to the company.

•	Ms. Hemingway Hall is President and Chief Executive Officer of Health Care Service Corporation, which has engaged ManpowerGroup to provide services to the company.

•

Mr. Downe is the President and Chief Executive Officer of BMO Financial Group, and one of its subsidiaries, BMO Harris Bank, is a party to the syndicate of banks in ManpowerGroup’s $800 million revolving credit facility, which was entered into in the ordinary course of business.

The independent directors are Mr. Bolland, Ms. Boswell, Ms. Dominguez, Mr. Downe, Mr. Greenberg, Ms. Hemingway Hall, Mr. Hueneke, Mr. Mendoza, Mr. Payne, Ms. Sartain, Mr. Walter and Mr. Zore.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board of directors in accordance with the procedures described in ManpowerGroup’s Amended and Restated By-Laws and in accordance with the guidelines and considerations relating to the selection of candidates for membership on the board of directors described under “Board Composition and Qualifications of Board Members” below.

ManpowerGroup does not have a policy regarding board members’ attendance at the annual meeting of shareholders. Twelve of the thirteen directors attended the 2011 annual meeting of shareholders.

Any interested party who wishes to communicate directly with the lead director or with the non-management directors as a group may do so by calling 1-800-210-3458. The third-party service provider that monitors this telephone number will forward a summary of all communications directed to the non-management directors to the lead director.

Committees of the Board

The board of directors has standing audit, executive compensation and human resources, and nominating and governance committees. The board of directors has adopted written charters for the audit, executive compensation and human resources and nominating and governance committees. These charters are available on ManpowerGroup’s web site at http://www.manpowergroup.com/about/corporategovernance.cfm.

The audit committee consists of Mr. Zore (Chairman), Ms. Boswell, Mr. Hueneke, Mr. Payne, Mr. Mendoza and Ms. Hemingway-Hall. Ms. Hemingway Hall was appointed to the audit committee on December 12, 2011. Each member of the audit committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The board of directors has determined that Mr. Zore is an “audit committee financial expert” and “independent” as defined under the applicable rules of the Securities and Exchange Commission.

The functions of the audit committee include: (i) appointing the independent auditors for the annual audit and approving the fee arrangements with the independent auditors; (ii) monitoring the independence, qualifications and performance of the independent auditors; (iii) reviewing the planned scope of the annual audit; (iv) reviewing the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K, and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (v) reviewing compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002; (vi) reviewing our accounting management and controls and any significant audit adjustments proposed by the independent auditors; (vii) making a recommendation to the board of directors regarding inclusion of the audited financial statements in our annual report on Form 10-K; (viii) reviewing recommendations, if any, by the independent auditors resulting from the audit to ensure that appropriate actions are taken by management; (ix) reviewing matters of disagreement, if any, between management and the independent auditors; (x) periodically reviewing our Policy Regarding the Retention of Former Employees of Independent Auditors; (xi) overseeing compliance with our Policy on Services Provided by Independent Auditors; (xii) meeting privately on a periodic basis with the independent auditors, internal audit staff and management to review the adequacy of our internal controls; (xiii) monitoring our internal audit department, including our internal audit plan; (xiv) monitoring our policies and procedures regarding compliance with the Foreign Corrupt Practices Act and compliance by our employees with our code of business conduct and ethics; (xv) assisting the board of directors with its oversight of the performance of the Company’s risk management function; (xvi) reviewing current tax matters affecting us; (xvii) periodically discussing with management our risk management framework; (xviii) serving as our qualified legal compliance committee; and (xix) monitoring any litigation involving ManpowerGroup, which may have a material financial impact on ManpowerGroup or relate to matters entrusted to the audit committee. In addition, the charter of the audit committee provides that the audit committee shall review and approve all related party transactions that are material to ManpowerGroup’s financial statements or that otherwise require disclosure to ManpowerGroup’s shareholders, provided that the audit committee shall not be responsible for reviewing and approving related party transactions that are reviewed and approved by the board of directors or another committee of the board of directors. The audit committee held five meetings during 2011. The audit committee did not take action by written consent during 2011.

The executive compensation and human resources committee consists of Mr. Greenberg (Chairman), Mr. Bolland, Ms. Dominguez, Mr. Downe, Ms. Sartain and Mr. Walter. Mr. Downe was appointed to the committee on December 12, 2011. Each member of the executive compensation and human resources committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code. The functions of this committee are to: (i) establish the compensation of the president and chief executive officer and the chief financial officer of ManpowerGroup, subject to ratification by the board of directors; (ii) approve the compensation, based on the recommendations of the president and chief executive officer of ManpowerGroup, of certain other senior executives of ManpowerGroup and its subsidiaries; (iii) determine the terms of any agreements concerning employment, compensation or employment termination, as well as monitor the application of ManpowerGroup’s retirement and other fringe benefit plans, with respect to the individuals listed in (i) and (ii); (iv) monitor the development of ManpowerGroup’s key executive officers; (v) administer ManpowerGroup’s equity incentive plans and employee stock purchase plans and oversee ManpowerGroup’s employee retirement and welfare plans; (vi) administer ManpowerGroup’s corporate senior management annual incentive plan; and (vii) act as the compensation committee of outside directors under Section 162(m) of the Internal Revenue Code. The executive compensation and human resources committee held six meetings during 2011. The executive compensation and human resources committee did not take action by written consent during 2011.

The nominating and governance committee consists of Mr. Walter (Chairman), Ms. Boswell, Mr. Greenberg, Mr. Payne, and Mr. Zore. Each member of the nominating and governance committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The functions of this committee are to: (i) recommend nominees to stand for election at annual meetings of shareholders, to fill vacancies on the board of directors and to serve on committees of the board of directors; (ii) establish procedures and assist in identifying candidates for board membership; (iii) review the qualifications of candidates for board membership; (iv) periodically review the compensation arrangements in effect for the non-management members of the board of directors and recommend any changes deemed appropriate; (v) coordinate the annual self- evaluation of the performance of the board of directors and each of its committees; (vi) establish and review, for recommendation to the board of directors, guidelines and policies on the size and composition of the board, the structure, composition and functions of the board committees, and other significant corporate governance principles and procedures; (vii) oversee the content and format of our code of business conduct and ethics; (vii) monitor compliance by the non-management directors with our code of business conduct and ethics; and (viii) develop and periodically review succession plans for the directors. The nominating and governance committee has from time to time engaged director search firms to assist it in identifying and evaluating potential board candidates. The nominating and governance committee met four times during 2011. The nominating and governance committee did not take action by written consent during 2011.

Board Composition and Qualifications of Board Members

The nominating and governance committee has adopted, and the board of directors has approved, guidelines for selecting board candidates that the committee considers when evaluating candidates for nomination as directors. The guidelines call for the following with respect to the composition of the board:

•	a variety of experience and backgrounds

•	a core of business executives having substantial senior management and financial experience

•	individuals who will represent the best interests of the shareholders as a whole rather than special interest constituencies

•	the independence of at least a majority of the directors

•	individuals who represent a diversity of gender, race and age

In connection with its consideration of possible candidates for board membership, the committee also has identified areas of experience that members of the board should as a goal collectively possess. These areas include:

•	previous board experience

•	active or former CEO/COO/Chairperson

•	human resources experience

•	accounting or financial oversight experience

•	international business experience

•	sales experience

•	marketing and branding experience

•	operations experience

•	corporate governance experience

•	government relations experience

•	technology experience

The Company believes that the present composition of the board of directors satisfies the guidelines for selecting board candidates set out above; specifically, the board is composed of individuals who have a variety of experience and backgrounds, the board has a core of business executives having substantial experience in management as well as one member having government experience, board members represent the best interests of all of the shareholders rather than special interests, and twelve of thirteen directors are independent under the rules of the New York Stock Exchange. The composition of the board also reflects diversity of country of origin, gender, race and age, an objective that the nominating and governance committee continually strives to enhance when searching for and considering new directors. Based on the composition of our board of directors, we believe this objective has been achieved.

In addition, the particular areas of desired experience identified above that are possessed by each director with significant or some experience is as follows:

M. Bolland — Active CEO/COO/Chairman, Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding, Operations and Government Relations

G. Boswell — Previous Board Experience, Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding, Operations, Governance and Technology

C. Dominguez — Human Resources, International Business, Operations, Governance and Government Relations

W. Downe  — Previous Board Experience, Active CEO/COO/Chairman, International Business, Operations

J. Greenberg — Previous Board Experience, Active CEO/COO/Chairman, Former CEO, Human Resources, Financial Oversight/Accounting, International Business, Marketing/Branding, Operations, Governance, Government Relations and Technology

P. Hemingway Hall — Active CEO/COO/Chairman, Human Resources, Sales, Marketing/Branding, Operations, Government Relations

T. Hueneke — Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding and Operations

R. Mendoza — Previous Board Experience, Human Resources, Financial Oversight/Accounting, International Business, Sales, Operations and Governance

U. Payne — Previous Board Experience, Active CEO/COO/Chairman, Former CEO, Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding, Operations, Governance and Government Relations

E. Sartain — Previous Board Experience, Human Resources, International Business, Marketing/Branding and Operations

J. Walter — Previous Board Experience, Former CEO, Human Resources, Financial Oversight/Accounting, International Business, Sales, Marketing/Branding, Operations, Governance, Government Relations and Technology

E. Zore — Previous Board Experience, Former CEO, Human Resources, Financial Oversight/Accounting, Sales, Marketing/Branding, Operations, Governance, Government Relations and Technology

Mr. Joerres has experience in many of these areas as well, however his position on the board is due to his position as CEO of the Company, as the board of directors has determined the CEO should also be chairman of the board of directors. For more information on how each of the board of directors meets these objectives, see their occupations and directorships disclosed previously under “Election of Directors”.

Prior to 2011, ManpowerGroup’s corporate governance guidelines stated that it is the policy of the board of directors that no individual who would be age 70 or older at the time of his or her election will be eligible to stand for election to the board of directors. In 2011, the Board amended the corporate governance guidelines and has established a general retirement age of 72. An individual cannot be nominated for election to the Board of Directors after his or her 72nd birthday. A director that is standing for election who will turn age 72 during his or her normal term must submit a resignation effective as of his or her 72nd birthday as a condition to having the Board recommend the director for election. If the Board of Directors rejects the resignation for any reason, the director shall continue in office until the expiration of his or her current term.

Board Leadership Structure

The board of directors has appointed the chief executive officer of the Company to the position of chairman of the board. Combining the roles of chairman of the board and chief executive officer (1) enhances alignment between the board of directors and management in strategic planning and execution as well as operational matters, (2) avoids the confusion over roles, responsibilities and authority that can result from separating the positions, and (3) streamlines board process in order to conserve time for the consideration of the important matters the board needs to address. At the same time, the combination of a completely independent board (except for the chairman of the board) and the lead director arrangement maintained by the board facilitate effective oversight of the performance of senior management.

The board of directors has established an arrangement under which the chairman of one of the principal board committees serves as lead director on a rotating basis for each calendar year in the following order: executive compensation and human resources committee, audit committee, and nominating and governance committee. The lead director’s duties as specified in the Company’s corporate governance guidelines are as follows:

•	Preside at executive sessions of the non-employee directors and all other meetings of directors where the chairman of the board is not present;

•	Serve as liaison between the chairman of the board and the non-employee directors;

•	Approve what information is sent to the board;

•	Approve the meeting agendas for the board;

•	Approve meeting schedules to assure that there is sufficient time for discussion on all agenda items;

•	Have the authority to call meetings of the non-employee directors; and

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

Mr. Greenberg, the chairman of the executive compensation and human resources committee, will serve as lead director in 2012.

Board Oversight of Risk

The audit committee is responsible for assisting the board of directors with its oversight of the performance of the Company’s risk management functions including:

•	Periodically reviewing and discussing with management the Company’s policies, practices and procedures regarding risk assessment and management;

•	Periodically receiving, reviewing and discussing with management reports on selected risk topics as the committee or management deems appropriate from time to time; and

•	Periodically reporting to the board of directors on its activities in this oversight role.

In this oversight capacity, the committee’s role is one of informed oversight rather than direct management of risk. In addition, it is not intended that the committee be involved in the day-to-day risk management activities. Instead, the committee is expected to engage in reviews and discussions with management (and others if considered appropriate) as necessary to be reasonably assured that the Company’s risk management processes (1) are adequate to identify the material risks that we face in a timely manner, (2) include strategies for the management of risk that are responsive to our risk profile and specific material risk exposure, (3) serve to integrate risk management considerations into business decision-making throughout the Company, and (4) include policies and procedures that are reasonably effective in facilitating the transmission of information with respect to material risks to the senior executives of the Company and the committee.

Compensation Consultant

The executive compensation and human resources committee directly retains Mercer (US) Inc. to advise it on executive compensation matters. Mercer reports to the chairman of the committee. On an annual basis, the Company and Mercer enter into an engagement letter, which sets out the services to be performed by Mercer for the committee during the ensuing year. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the committee in the performance of its duties. Mercer’s fees for executive compensation consulting to the committee in 2011 were $142,475.

The committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating ManpowerGroup’s executive compensation programs and practices. The committee’s decisions about executive compensation, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Mercer was engaged by the committee to perform the following services for the period from June 1, 2011 through May 31, 2012:

•

Evaluate the competitiveness of our total executive compensation and benefits program for the CEO, CFO and senior management team, including base salary, annual incentive, total cash compensation, long-term incentive awards, total direct compensation, retirement benefits and total remuneration against the market;

•

Assess how well the compensation and benefits programs are aligned with the committee’s stated philosophy to align pay with performance, including analyzing our performance against comparator companies;

•	Review the companies included in our industry peer group;

•	Provide advice and assistance to the committee on the levels of total compensation and the principal elements of compensation for our senior executives;

•

Brief the executive compensation and human resources committee on executive compensation trends in executive compensation and benefits among large public companies and on regulatory, legislative and other developments;

•	Advise the executive compensation and human resources committee on salary, target incentive opportunities and equity grants; and

•	Assist with the preparation of the Compensation Discussion and Analysis and other executive compensation disclosures to be included in this proxy statement.

In connection with the engagement, ManpowerGroup and Mercer have agreed on written guidelines for minimizing potential conflicts of interest. These guidelines are as follows:

•	The committee has the authority to retain and dismiss Mercer at any time;

•	Mercer reports directly to the committee and has direct access to the committee through the chairman;

•

Mercer does not consult with or otherwise interact with our executives except to discuss our business and compensation strategies and culture, obtain compensation and benefits data along with financial projections and operational data, consult about the nature and scope of the various executive jobs for benchmarking purposes, confirm factual and data analyses to ensure accuracy, and consult with the CEO about the compensation of the other executives of ManpowerGroup;

•	Mercer’s main contacts with management are the CFO and executive vice president, global strategy and talent;

•

Mercer’s written reports may be distributed to committee members as part of the committee meeting mailings, except any findings and recommendation regarding the CEO are sent in a separate document directly to committee members;

•	Each engagement of Mercer by the committee is documented in an engagement letter that includes a description of the agreed upon services, fees and other matters considered appropriate; and

•

Prior to the Mercer consultant performing any services, whether related to compensation or other consulting services, for ManpowerGroup in addition to those performed for the committee, the consultant must inform the committee chairman and obtain approval.

Ultimately, the consultant provides recommendations and advice to the committee in an executive session where management is not present, which is when critical pay decisions are made. This approach protects the committee’s ability to receive objective advice from the consultant so that the committee may make independent decisions about executive pay at our company.

Besides Mercer’s involvement with the committee, it and its affiliates also provide other non-executive compensation services to us. The total amount paid for these other services provided in 2011 was $674,719.

The committee believes the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with us because of the procedures Mercer and the committee have in place, including the following:

•	The consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to us;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations; and

•	The committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

2. APPROVE THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MANPOWER INC. TO CHANGE THE NAME OF THE CORPORATION TO MANPOWERGROUP INC.

On February 15, 2012, our Board of Directors unanimously approved and recommended that our shareholders approve an amendment to the Company’s Amended and Restated Articles of Incorporation to the change the name of the Company from “Manpower Inc.” to “ManpowerGroup Inc. “ (the “Amendment”).

On March 30, 2011, we began doing business as ManpowerGroup to reflect our global leadership in providing innovative workforce solutions for clients. This evolution creates a stronger, more connected family of brands and allows us to tell the world that the umbrella of solutions that we provide is much bigger than what people may have previously thought. This name change strengthens and better articulates our family of brands and suite of solutions and differentiates our organization in a way that clearly defines what each of the ManpowerGroup brands stand for individually, while also strengthening the combined assets, that makes it easier to provide clients with dynamic and flexible solutions across ManpowerGroup

If the proposal to amend our Amended and Restated Articles of Incorporation to change our name to “ManpowerGroup Inc.” is approved by our shareholders, the new name will become effective upon the filing of articles of amendment that include the Amendment and other required information with the Wisconsin Department of Financial Institutions. This Amendment will change Article I of the Amended and Restated Articles of Incorporation to read in its entirety as follows:

“ARTICLE I.

The name of the Corporation is ManpowerGroup Inc.”

If the name change becomes effective, the rights of shareholders holding shares represented by outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change.

The affirmative vote of the holders of not less than two-thirds of the outstanding total shares of stock entitled to vote at the annual meeting is required to approve the Amendment. Abstentions and broker non-votes will have the effect of votes against approval of the Amendment.

The board of directors recommends that you vote FOR approval of the amendment to the Company’s Amended and Restated Articles of Incorporation and your proxy will be so voted unless you specify otherwise.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth in the table below, as of March 2, 2012, are the shares of ManpowerGroup common stock beneficially owned by each director and nominee, each of the executive officers named in the table under the heading “Executive and Director Compensation — Summary Compensation Table,” who we refer to as the named executive officers, and all directors and executive officers of ManpowerGroup as a group and the shares of ManpowerGroup common stock that could be acquired within 60 days of March 2, 2012 by such persons.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire Common Stock(1)(2)	Percent of Class(3)
Jeffrey A. Joerres	1,251,629	(4)(5)	943,884	1.6%
Michael J. Van Handel	391,910	(5)	290,208	*
Marc J. Bolland	20,196	(5)	6,250	*
Gina R. Boswell	12,298	(5)	0	*
Cari M. Dominguez	7,176	(5)	0	*
William Downe	6,000		0	*
Darryl Green	94,108		70,968	*
Jack M. Greenberg	25,126	(5)	10,000	*
Françoise Gri	116,572		93,733	*
Patricia Hemingway Hall	0		0	*
Terry A. Hueneke	25,975	(5)	8,750	*
Hans Leentjes	30,587		30,587	*
Roberto Mendoza	0		0	*
Ulice Payne, Jr	7,026		0	*
Jonas Prising	134,839	(5)	104,983	*
Elizabeth P. Sartain	5,454		0	*
Owen J. Sullivan	169,492	(5)	155,753	*
John R. Walter	39,506		18,028	*
Edward J. Zore	50,865	(5)	15,000	*
All directors and executive officers as a group (21 persons)	2,602,042		1,938,066	3.2%

(1)	Except as indicated below, all shares shown in this column are owned with sole voting and dispositive power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column.

The table does not include vested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by the following directors that were issued under the 2003 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan and the 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan:

Director	Vested Deferred Stock
	2003 Plan	2011 Plan	Total
Marc J. Bolland	1,882	1,573	3,455
William Downe	0	2,127	2,127
Jack M. Greenberg	1,586	0	1,586
Patricia Hemingway Hall	0	1,058	1,058
Terry A. Hueneke	3,244	0	3,244
Roberto Mendoza	6,172	1,573	7,745
Ulice Payne, Jr.	1,692	0	1,692
Elizabeth P. Sartain	2,026	0	2,026
John R. Walter	12,695	0	12,695
Edward J. Zore	3,308	948	4,256

The table does not include 2,937 unvested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by each of Ms. Dominguez, Mr. Downe, Ms. Hall, Mr. Mendoza and Mr. Payne that were issued under the 2011 Plan and the Terms and Conditions on January 1, 2012. These shares of deferred stock vest in equal quarterly installments during 2012.

The table does not include unvested restricted stock units, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by the following executive officers that were issued under the 2003 Plan and 2011 Plan:

Officer	Unvested Restricted Stock Units
	2003 Plan	2011 Plan	Total
Jeffrey A. Joerres	21,218	31,244	52,462
Michael J. Van Handel	7,578	11,159	18,737
Darryl Green	10,998	4,910	15,908
Francoise Gri	8,270	4,910	13,180
Hans Leentjes	2,425	4,464	6,889
Jonas Prising	20,281	4,910	25,191
Owen J. Sullivan	23,096	4,910	28,006

Of these amounts, (i) the following restricted stock units vest on February 17, 2013: Mr. Green — 5,239, Ms. Gri — 5,239 and Mr. Prising — 2,095, (ii) the following restricted stock units vest on February 16, 2014: Mr. Joerres — 21,218; Mr. Van Handel — 7,578; Mr. Green — 5,759; Ms. Gri — 3,031; Mr. Leentjes — 2,425; Mr. Prising — 3,031; and Mr. Sullivan – 3,031, (iii) the following restricted stock units vest on February 15, 2015: Mr. Joerres — 31,244; Mr. Van Handel — 11,159; Mr. Green — 4,910; Ms. Gri — 4,910; Mr. Leentjes — 4,464; Mr. Prising — 4,910; and Mr. Sullivan – 4,910, and (iv) 15,155 shares of restricted stock held by each of Mr. Prising and Mr. Sullivan will vest on February 16, 2016 , except as otherwise provided in the 2003 and 2011 Plan.

(2)	Common stock that may be acquired within 60 days of the record date through the exercise of stock options and the settlement of restricted stock units.

(3)	No person named in the table, other than Mr. Joerres, beneficially owns more than 1% of the outstanding shares of common stock. The percentage is based on the column entitled Common Stock Beneficially Owned.

(4)	Includes 300 shares held by Mr. Joerres’ spouse.

(5)	Includes the following number of shares of unvested restricted stock as of the record date:

Officer or Director	Unvested Restricted Stock
Jeffrey A. Joerres	40,000
Jonas Prising	2,500
Owen J. Sullivan	2,500
Marc J. Bolland	2,937
Gina R. Boswell	2,937
Jack M. Greenberg	2,937
Terry A. Hueneke	2,937
Elizabeth P. Sartain	2,937
John R. Walter	2,937
Edward J. Zore	2,937

The holders of the restricted stock have sole voting power with respect to all shares held and no dispositive power with respect to all shares held.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Background

This compensation discussion and analysis provides information about ManpowerGroup’s compensation policies and decisions regarding the company’s CEO, CFO and the five executive officers who are the leaders of the company’s business operating units. In the discussion below, we refer to this group of executives as the named executive officers (“NEOs”). This group includes the executive officers for whom disclosure is required under the rules of the Securities and Exchange Commission.

ManpowerGroup is the world leader in innovative workforce solutions and services with over 85% percent of its revenues coming from outside the United States. We do business in 80 countries and territories, have nearly 3,800 offices and over 31,000 staff employees globally, and placed approximately 3.5 million people in jobs in 2011. The variations in laws around the world, the variety of services offered, and the increasing multiregional and global solutions that clients need make the business increasingly complex. None of our competitors can match our global reach or breadth of service offerings.

Executive Summary

2011 Financial Highlights

ManpowerGroup’s performance in 2011 was strong. We were able to improve our operating leverage by effectively using our office network to support revenue growth with a minimal increase in expenses. Our ability to gain such operating leverage was a result of strategic cost reductions made during the economic downturn, which minimized the adverse impact of the economy on our business during the downturn, yet preserved capacity within our office network to handle the increased demand that we expected and subsequently experienced during 2011. This improvement in our markets and operating leverage allowed us to significantly improve our operating results. Highlights of our 2011 performance compared to 2010 include:

•	Revenue of $22.0 billion, an increase of 16.6%;

•	Operating Profit Margin(1) of 2.49%, an increase of 36.8%,

•	Diluted Earnings Per Share(1) (“EPS”) of $3.04, a 106.8% increase; and

•	Economic Profit(1) (net operating profit after taxes less a capital charge, referred to as “EP”) of -$6.1 million, a 95.8% improvement.

(1)	Operating Profit Margin, EPS and EP have been calculated for 2011 and 2010 in accordance with our compensation plans.

Compensation Philosophy

The amount of compensation earned by our executives is directly tied to our ability to deliver financial and operating performance that provides long-term increases in shareholder value. A significant component of pay is variable based on performance and our guiding principles are as follows (see page 24 for further detail regarding these principles):

•	Pay for results,

•	Not pay for failure,

•	Align compensation with shareholder interests,

•	Pay competitively,

•	Balance cash and equity,

•	Use internal and external performance reference points,

•	Recognize the global and cyclical nature of our business,

•	Retain executives,

•	Assure total compensation is affordable, and

•	Clearly communicate plans so that they are understood.

Total Shareholder Return

The following is a graph for the periods ending December 31, 2006-2011 comparing the cumulative total shareholder return on our common stock with the cumulative total return of companies in the Standard & Poor’s 400 Midcap Stock Index and the Standard & Poor’s Supercomposite Human Resources and Employment Services Index, of which we are included. The graph assumes a $100 investment on December 31, 2006 in our common stock, the Standard & Poor’s 400 Midcap Stock Index and the Standard & Poor’s Supercomposite Human Resources and Employment Services Index and assumes the reinvestment of all dividends.

The Company’s Total Shareholder Return (TSR) has underperformed against both the S&P 400 Midcap Stock Index and the S&P Supercomposite Human Resources Employment Services Index over this period. Although we took the actions necessary to minimize the adverse impact of the economy on our business during the economic downturn, it is widely recognized that the volatility in stock prices over the last part of 2011 was largely driven by global macro issues such as the European debt crisis, and not by company specific performance. Given that approximately 66% of our business is in Europe, we were disproportionately affected by these issues and as a result our stock price was negatively affected. For example, our Revenue for 2011 increased 16.6% over prior year, while EPS increased 106.8% from 2010. However, the TSR for 2011 declined 42%.

Alignment with Shareholder Interests

Due to the cyclicality of our business, we look at pay for performance on an annual basis as well as over the long term. We pay for performance based on the Company’s financial performance, typically using EP, EPS and Operating Profit Margin, which align with long-term shareholder value. EPS keeps Mr. Joerres, as well as the other NEOs, focused on producing financial results that align with shareholders goals, while EP promotes our business strategy of producing returns in excess of our cost of capital. Operating Profit Margin is a strong measure of the long-term profitability of our company. The higher our operating profit margin, the more valuable our business becomes, which over time, provides greater value to our shareholders. Typically, when the Company experiences weak EP, EPS and Operating Profit Margin performance, Mr. Joerres’ total compensation declines. Accordingly, when the Company has strong EP, EPS and Operating Profit Margin performance, Mr. Joerres total compensation increases. The following graph demonstrates the alignment between Mr. Joerres’ change in total compensation as reported in the Summary Compensation Table and company performance, using EPS, EP and Operating Profit Margin growth over the last five years.

The decline in stock price also has an impact on the value of the CEO’s long-term compensation. For example, the value at target of the RSUs and PSUs granted to our CEO in February 2011 was $2.6 million on December 31, 2011 compared to $4.9 million on February 16, 2011, a decline of $2.3 million or 47%. Furthermore, the value realized from Mr. Joerres’ 2010 grant of PSUs was reduced by 15% as a result of the decline in stock price from the date the shares were granted to the date the shares were received.

Actions Taken to Strengthen Compensation and Other Governance Practices

The Committee reviews the Company’s executive compensation program and is continually looking to align the program within the committee’s philosophy, and with best compensation practices that are in the best interests of our shareholders. As a result, the committee implemented the following changes to the Company’s executive compensation program in 2011:

•

Elimination of tax gross-ups:    Consistent with best governance practices within the committee’s philosophy, we entered into new severance agreements with our CEO and CFO that eliminated the right they had under their previous agreements to receive tax gross up payments for any amounts considered excess parachute payments under Section 280G of the Internal Revenue Code and subject to the 20% excise tax imposed on such payments under Section 4999 of the Internal Revenue Code. None of the other NEOs severance agreements contained this feature.

•

Modification to long-term equity incentive awards:    The committee believes performance share units (PSUs) should represent a significant portion of the NEOs equity compensation because pay for performance is a significant component of the Company’s compensation philosophy. Under our PSU program, NEOs will receive a certain number of shares of stock at the end of a period based on achievement of a pre-established performance metric for that period, typically operating profit margin. Beginning in 2011, PSUs comprised approximately 50% of the long-term compensation grants for the NEOs, while stock options and restricted stock units comprised approximately 30% and 20%, respectively. The committee included RSUs in 2011 as part of the long-term incentive compensation grants to provide a retention incentive to NEOs that are payable in stock provided the executive remains with the Company through the vesting date. The committee believes restricted stock units directly align the economic interests of our NEOs with those of our shareholders as they provide both upside potential and downside risk in our stock price. Prior to 2011, PSUs comprised approximately 40% of the long-term equity incentive awards to the NEOs, while stock options were approximately 60%.

In addition, the following are key pay practices and policies of the Company’s executive compensation program that the committee has adopted over the past several years to align our executive compensation program with best governance practices:

Pay Practices

•

Double triggers in equity and severance agreements –– Double triggers are in place in our severance agreements and most of our equity awards. In order for NEOs to receive a number of benefits in the event of a change in control their employment generally must be terminated.

•	No tax gross ups — In 2011 the committee eliminated any tax gross up payments for any amounts considered excess parachute payments.

•	Limited perquisites — Our executives are provided very limited perquisites including financial planning reimbursement and broad-based automobile benefits and selected benefits for expatriate services.

•

Stock ownership guidelines —The Company has stock ownership guidelines for its executive officers, including the NEOs to reinforce the alignment of their economic interests with other ManpowerGroup shareholders.

Program Policies

•

Independent compensation consultant — The committee engages an independent compensation consultant who performs services solely in support of the committee. The committee has also adopted guidelines for minimizing potential conflicts of interest involving the independent compensation consultant.

•

Competitive market — The Company benchmarks its executive compensation program for the NEOs against the competitive market. For NEOs, target performance is intended to result in compensation levels which approximate median compensation results in the competitive market. The Company’s goal is to only pay above the median of the competitive market for exceptional financial and individual performance.

•

Hedging policy — ManpowerGroup has a policy prohibiting executives from engaging in short-selling of ManpowerGroup securities and buying and selling puts and calls on ManpowerGroup securities without advance approval.

In addition to the compensation practices and policies described above, the Company has adopted the following improvements in corporate governance:

•	Adoption of a majority voting requirement in non-contested election of directors,

•	Implementation of comprehensive lead director appointment and responsibilities, and

•	Significant expansion in the Company’s code of business conduct and ethics policy.

Summary of 2011 CEO Compensation Components and Results

The discussion below provides details regarding the components of the CEO’s 2011 compensation as well as the performance results related to those components.

Approximately 73% of our CEO’s 2011 compensation is tied to performance and 88% of his total pay is variable. The following charts show the components of our CEO’s 2011 target compensation and the mix between fixed and variable pay. For the 2011 target compensation components and results for our other NEOs, please see the discussion beginning on page 29.

Base Pay

The following table illustrates the CEO’s increase in base pay over the last five years:

	2007	2008	2009	2010	2011
Base Pay ($)	1,000,000	1,000,000	1,000,000	1,000,000	1,200,000
% increase YOY	0%	0%	0%	0%	20%

Because Mr. Joerres had not received an increase in base salary since 2005, his salary fell below the market median Given his performance over past years and throughout the economic crisis, the committee determined it was appropriate to give Mr. Joerres a 20% raise in 2011 to bring his salary within a suitable range of the market median. The 20% increase Mr. Joerres received in 2011 equates to an average effective increase of approximately 3% per year for the past six years.

Annual Incentive

The following table shows the metrics used and annual incentive payable to the CEO as a percentage of his base salary for achieving threshold, target and maximum levels under those metrics as well as the actual payout for 2011 compared to 2010:

	Threshold	Target	Outstanding	2011 Actual Payout	2010 Actual Payout
EPS Goal (40% of total opportunity)	15.0%	60.0%	120.0%	103.2%	86.4%
EP Goal (40% of total opportunity)	15.0%	60.0%	120.0%	103.9%	97.8%
Operating Objective (20% of total opportunity)	7.5%	30.0%	60.0%	35.5%	48.0%
Total % of base salary	37.5%	150%	300%	242.6%	232.2%
Adjustment Related to 2009 Restatement(1)				-0.9%	-1.7%
Total ($)	450,000	1,800,000	3,600,000	2,900,000	2,305,521

(1)	Mr. Joerres’ 2011 and 2010 incentive was reduced by 0.9% and 1.7% , respectively, related to our 2009 restatement of earnings for a workforce solution contract in which the Company prematurely recorded revenues. This adjustment reflects the reduction in 2010 and 2011 earnings attributable to the restated revenues from this contract for which an incentive had previously been paid to Mr. Joerres.

Long Term Incentive

Mr. Joerres’ 2011 compensation package consisted of three long-term components:

•

Approximately 50% of long-term awards in the form of PSUs. Mr. Joerres earned a certain number of shares of stock at the end of the 2011 performance period based on achievement of operating profit margin, with payout of these shares over the next two years based on continued service;

•	Approximately 30% of long-term awards in the form of stock options which vest over a four year period and have a ten year expiration;

•	Approximately 20% of long-term awards in the form of restricted stock units (RSUs) which are settled in stock at the end of a three year retention period.

We believe it is important that the executive compensation program is heavily weighted towards long-term incentives that are linked to performance to appropriately focus Mr. Joerres’ and the other NEOs’ attention on the long-term impact of their decisions. The results of the performance share units granted to Mr. Joerres in 2011 and 2010 are as follows:

•	The following table shows the 2010 operating profit margin goals at threshold, target and maximum levels, including the payout levels and actual level achieved:

	Threshold	Target	Outstanding	2010 Level Achieved(1)
Operating Profit Margin Goals	0.60%	0.95%	2.00%	1.82	%(2)
Vesting %	50%	100%	200%	183%
PSUs	20,500	41,000	82,000	75,030

(1)

In order to receive his vested shares, the threshold operating profit margin had to be maintained in 2011. Operating profit margin was 2.49% in 2011. These PSUs were awarded in the form of common stock in February 2012.

(2)	Actual operating profit margin has been adjusted to exclude certain non-recurring costs, as defined in the plan.

Although Mr. Joerres received 183% of the target level of shares, because of the stock price decline over the performance period, Mr. Joerres only received 156% of the long-term grant value reported in the Summary Compensation Table for 2010.

•

The following table shows the 2011 operating profit margin goals at threshold, target and maximum levels, including the payout levels and the actual level achieved based on the Company’s performance during the performance period:

	Threshold	Target	Outstanding	2011 Level Achieved(1)
Operating Profit Margin Goals	1.50%	2.20%	2.70%	2.49	%(2)
Vesting %	50%	100%	200%	158%
PSUs	26,073	52,146	104,292	82,391

(1)	An operating profit “gate” of $308.5 million was also established. If operating profit did not exceed this level, Mr. Joerres could not receive more than 100% of the target level payout. Because this level was achieved, Mr. Joerres will receive 50% of the total PSUs earned at the end of 2012 and the remaining 50% at the end of 2013 as long as he is still employed on those dates.

(2)	Actual operating profit margin has been adjusted to exclude non-recurring costs, as defined in the plan.

Although Mr. Joerres will receive 158% of the target number of PSUs, the ultimate value of his award will depend on the closing stock price on the date these shares are received.

Other Compensation

As described in the All Other Compensation Table on page 45, Mr. Joerres receives an automobile under our broad-based auto program, in which ManpowerGroup pays for 75% of the cost of a leased car, and is also reimbursed for financial planning assistance. In addition, Mr. Joerres received a company match and profit sharing contribution under the terms of our Nonqualified Savings Plan, which is a plan maintained for “highly compensated” employees. For more information regarding the company’s non-qualified savings plan, see page 40.

Objectives of Compensation Program

In making decisions regarding compensation elements, program features and compensation award levels, ManpowerGroup is guided by a series of principles, listed below. Within the framework of these principles, ManpowerGroup considers governance trends, the competitive market, corporate, business unit and individual results, and various individual factors.

ManpowerGroup’s executive compensation guiding principles are to:

•

Pay for results:    Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to ManpowerGroup’s success. For example, in 2011, approximately 55% and 52% of the CEO’s and CFO’s target compensation, respectively, (and approximately 48% for the other NEO’s) was tied to short- and long-term financial performance goals.

•

Not pay for failure:    We set threshold targets for each performance-based incentive element of our executive compensation program. The committee believes these threshold targets are the lowest acceptable levels at which it is appropriate for the NEOs to receive an award. If the threshold level is not met, NEOs do not receive a payout related to that performance measure. For example, in 2011, Right Management did not meet the threshold level AOUP goal under Mr. Sullivan’s annual incentive award and therefore he did not receive any payout related to that performance measure.

•

Align with shareholder interests:    The committee sets performance targets and chooses compensation elements that closely align executives’ interests with those of shareholders. For example, performance shares, which make up approximately 35% of target compensation for the CEO and CFO and approximately 30% for the other NEOs are tied to operating profit margin, an incentive correlated with shareholder value because the higher the profit margin, the more valuable the Company becomes. Stock options and restricted stock units are directly aligned with shareholders economic interests as the ultimate value the NEOs realize is dependent upon our stock price. In addition, a substantial portion of the annual incentive awards paid to our CEO and CFO, for example, are based on achievement of EPS and EP goals for the year.

•

Pay competitively:    In order for ManpowerGroup to be successful, we need senior executives who have the capability and experience to operate in a global and complex environment. The committee believes it must provide pay opportunities to the NEOs that are competitive in order to attract and retain executives of this caliber.

•	Balance cash and equity: We try to balance the appropriate mix of cash and equity compensation to tie compensation to both long and short term results of the Company.

•

Use internal and external performance reference points:    We evaluate the elements of our compensation program against appropriate comparator company practices as well as other executives within the Company with the same responsibilities and experience. However, identifying our competitive market has been a challenge. See page 30 for further information regarding our competitive market.

•

Recognize the cyclical nature of our business:    Our business is very cyclical and our financial results and stock price are impacted by the global economic cycles, which are difficult to predict. In determining executive compensation, the committee tries to balance the overall compensation package between fixed and variable pay, recognizing that economic cycles impact our business.

•

Retain executives:    The Company structures its compensation program for the NEOs so that the overall target outcome generally falls within the median of the competitive market. The committee believes this is the appropriate level to provide in order to attract and retain executives with the experience and capabilities we need.

•

Assure total compensation is affordable:    Payouts under the annual incentive plan and the performance share units are capped at the outstanding performance levels, which makes the maximum cost predictable and ensures the plan is affordable.

•

Clearly communicate plans so that they are understood:    We clearly communicate to each NEO their specific goals, targets and objectives under the various elements of the compensation program to ensure our executives are focused on achieving the financial and operational results that the committee believes will best promote shareholder value.

ManpowerGroup held a non-binding shareholder advisory vote at its 2011 Annual Meeting of Shareholders to approve the compensation of ManpowerGroup’s NEOs. This shareholder resolution was approved by approximately 80 % of the votes cast. Because the vote was held after the committee had determined the compensation packages for the NEOs for 2011, which occurred in February, the vote did not have any impact on the decisions for 2011. After the vote did occur, the committee reviewed the vote and decided not to make any changes to the NEOs’ compensation packages for 2012 in response to these results. However, as described on page 27, the committee did make a change to the annual incentive plan for 2012 for the reasons stated.

Compensation Elements

ManpowerGroup’s guiding principles for the compensation of the Company’s executive management team are implemented using various elements. The range of elements used is intended to provide a compensation and benefits package that addresses the competitive market for executive talent with the broad competencies and skills described earlier, creates a strong incentive to maximize shareholder value, produces outcomes that increase and decrease commensurate with ManpowerGroup’s results, and is aligned with ManpowerGroup’s business strategies. The following are the main elements used by ManpowerGroup in its compensation program in 2011:

2011 Compensation Program Elements

Compensation Element	Design and Objective	Key Features

Base Salary	• Fixed compensation for performing the daily job duties in amounts that are competitive in the markets in which we operate.

•    Salary level recognizes individual NEO’s experience, skill, and performance.

•    Adjustments can be made based on individual performance, pay relative to other NEOs and pay relative to market.

•    Represents < 25% of total target compensation for NEOs, in line with objective to pay for results.

•    Payable in cash.

Annual Incentive Award	• Variable compensation to motivate and reward the executives for achievement of annual financial and operating objectives that are established at the beginning of the year.

•    Provided through corporate senior management annual incentive plan and tied to ManpowerGroup’s financial results through use of financial metrics, including EPS and EP for the CEO and CFO, and EPS and AOUP for the other NEOs.

•    Each metric has pre-established performance goal ranges expressed as “threshold,” “target” and “outstanding”.

•    To qualify for a payout, executive officers must achieve at least one of the pre-established threshold amounts. Payouts are based on actual results along with individual operating objective results.

•    Payout is capped at outstanding level which reduces the likelihood of windfalls, makes the maximum cost predictable and ensures the plan is affordable.

•    Element payable in cash.

Long Term Incentive Award

•    To motivate and reward the achievement of long term performance and retain key executives.

•    Long term awards for executive officers and other officers consist of stock options, performance share units and restricted stock units.

•    Stock Options

•    Generally vest over a four- year period with ten year expiration.

•    Performance Share Units

•    Holder receives a certain number of shares of stock at the end of a specified period based on achievement of a pre-established performance metric for that period, typically operating profit margin.

•    Each metric has pre-established performance goal ranges expressed as “threshold,” “target” and “outstanding”.

•    An operating profit dollar “gate” was used. If operating profit does not meet this level, NEOs will not receive more than 100% of the target level payout.

•    To qualify for a payout, executive officers must achieve at least one of the pre-established performance threshold amounts. Payouts are based on actual results.

2011 Compensation Program Elements
Compensation Element	Design and Objective	Key Features

•   Restricted Stock Units

•    Restricted stock units are paid in stock at the end of a retention period (generally at the end of 3 years).

•    Through stock price and dividends, restricted stock units directly align NEOs with the shareholders and add balance to the compensation program as they provide both upside potential and downside risk and add an additional retention incentive.

Qualified Retirement Plans	• None, other than for Mr. Leentjes in the Netherlands

•   No pension plan benefit in the United States, as we froze the qualified, noncontributory defined benefit pension plan, as well as nonqualified, noncontributory defined benefit deferred compensation plans as of February 29, 2000.

•   No 401(k) plan because of limitation on participation to highly compensated employees under the rules governing such plans.

•   Mr. Leentjes continues his participation in the Dutch pension scheme, generally applicable ManpowerGroup employees in the Netherlands

Nonqualified Savings Plan	• Provides NEOs with reasonably competitive benefits to those in the competitive market

•   Similar to a 401(k) plan, however not as flexible in regards to timing of the payouts of the retirement benefits for nonqualified plans.

•   These benefits are unsecured and subject to risk of forfeiture in bankruptcy.

Career Shares	• Used as a retention incentive in the form of restricted stock units and to supplement deferred compensation benefits to executives

•   Used selectively by committee, taking into account what is most appropriate for an NEO in view of the retention incentive provided by the award and the perceived need to supplement the NEO’s deferred compensation benefits.

•   Committee considers each year whether to make any such grants and to whom.

•   Restricted stock units vest completely on a single date several years into the future.

Other Benefits	• Used to attract and retain talent needed in the business

•   Additional benefits include financial planning reimbursement and broad-based automobile benefits, selected benefits for expatriate executives, participation in broad-based employee benefit plans, and certain other benefits required by local law or driven by local market practice.

Changes for 2012

At our 2011 annual meeting of shareholders, our shareholders approved the Manpower Inc. Corporate Senior Management Annual Incentive Pool Plan. Under this plan, the Committee will establish an annual performance goal using a financial measure as defined in the plan. Based on the attainment of the performance goal, a maximum amount (either a pool or individual maximum amounts) will be established. Under the Plan, the committee has the discretion to reduce each participant’s award to an amount lower than their respective share of the bonus pool (or lower than their individual amounts, if a pool is not used). The committee intends to exercise such discretion based on company-wide performance goals, division or business unit performance goals and participants’ individual performance. While the committee has the ability to exercise such negative discretion in any manner it deems appropriate, it is the committee’s intention to continue to use the goals of EPS, economic profit, adjusted operating unit profit, and various operational objectives to determine the amount payable to each participant in a manner consistent with prior years (where such amount shall be equal to or less than the amount of award determined under the NEO’s share of the pool established pursuant to the results of the performance goal(s) under the Plan). The design of the incentive pool plan enables the committee to use negative discretion to establish bonuses for our NEOs based on an assessment of the individual’s achievements and the feedback from our chief executive officer about the individual’s performance and overall contribution to the company, while maintaining the ability to deduct the bonuses to the greatest extent permitted under Section 162(m) of the Internal Revenue Code. The committee began to use this plan in 2012. See page 38 for an explanation of the performance goal used to establish the pool under this plan for 2012.

Pay for Results

Consistent with ManpowerGroup’s pay for results philosophy, our executive compensation program is designed to motivate our NEOs to contribute to the Company’s long-term performance and success. As such, the following pay components include pay for results features:

•

Annual Incentive Award:     Performance ranges are established for the CEO and CFO for the financial metrics EPS and EP. For the other NEOs, performance ranges are established for the financial metrics EPS and AOUP. Award opportunities are established for achievement at threshold, target and outstanding levels. Payouts are based on actual performance on these metrics as well as the individual operating objectives for each NEO.

•	Long-Term Incentive Awards:

•

Stock Options — Approximately 30 percent of executive officer long-term awards are made in the form of stock options. The committee believes stock options provide an important overall longer term incentive for the NEOs to try to maximize value of ManpowerGroup’s stock. Because stock options are granted at a specific value on the date of grant, the ultimate compensation realized will depend on the stock price at the time of exercise.

•

Performance Share Units — Approximately 50 percent of executive officer long-term awards are made in the form of performance share units. As stated earlier, the NEO receives a certain number of shares of stock at the end of a specified period based on achievement of a pre-established performance goals for that period, typically operating profit margin. Award opportunities are established for achievement at threshold, target and outstanding levels. The committee believes using operating profit margin is appropriate because it is a driver of shareholder value.

Target Total Compensation

Target total compensation is the value of the compensation package that is intended to be delivered based on performance against pre-established goals. The following chart illustrates for each of the NEOs the composition of his or her target total compensation among the various compensation elements:

We use target compensation for the incentive portions of the NEO’s compensation to be consistent with the valuation used in the market data used by our compensation consultant, Mercer. Actual compensation paid out to the NEOs in a given year may vary significantly from the target levels depending on the actual performance achieved under the pre-established financial and operating goals set by the committee. In general, when the Company has strong financial results, our NEOs are awarded accordingly. Conversely, when the Company has weak financial results or falls short of its business objectives, the NEOs’ payments under these programs decline.

The target compensation is detailed for each NEO in the following table. This table outlines the values of the various elements and the percentage of each NEO’s total target compensation package that is variable (both short- and long-term) and performance-based (both short- and long-term).

2011 NEO Target Compensation

NEO	Base Salary	Annual Incentive	Stock Options(1)	Performance Share Units(1)	Restricted Stock Units(1)	Total 2011 Target Comp	% Total Variable 2011 Target Comp(2)	% Total 2011 Target Comp Performance Related (3)
	$	$	$	$	$	$
Jeffrey A. Joerres	1,200,000	1,800,000	1,779,883	3,500,040	1,400,056	9,679,979	88%	73%
Michael J. Van Handel	600,000	600,000	635,682	1,250,043	500,044	3,585,769	83%	69%
Darryl Green	475,000	356,250	483,128	950,016	380,033	2,644,427	82%	68%
Francoise Gri	577,368	433,026	232,905	500,044	200,018	1,943,361	70%	60%
Hans Leentjes	375,579	281,684	203,439	400,035	160,014	1,420,751	74%	62%
Jonas Prising	475,000	356,250	254,273	500,044	200,018	1,785,585	73%	62%
Owen J. Sullivan	475,000	356,250	254,273	500,044	200,018	1,785,585	73%	62%

(1)	The value of equity awards in this table represents the grant date fair value of the equity awards granted in 2011, as computed in accordance with FASB ASC Topic 718.

(2)	Includes annual incentive, stock options, performance share units and restricted stock units.

(3)	Includes annual incentive, stock options and performance share units.

Beginning in 2011, approximately 20 percent of executive officer long-term awards are made in the form of restricted stock units. Restricted stock units are used to provide a retention incentive to NEOs as they are payable in stock if the executive remains with the Company through the vesting date, generally three years after the date of grant. The committee believes that restricted stock units directly align the economic interests of our NEOs with those of our shareholders because in order to retain value or increase in value, officers must produce the appropriate results to support or increase the Company’s stock price.

Balancing Short- and Long-Term Compensation

As stated before, the committee believes it is important that compensation fully aligns the interests of management with shareholder value and has designed the Company’s compensation program to motivate our NEOs to contribute to the Company’s long-term performance and success. In order to accomplish this, the committee balances incentive compensation between short- and long-term incentive awards, with a significant portion of incentive compensation based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term success of the Company. The following chart details how incentive compensation is allocated between short-term (annual incentive) and long-term incentive compensation (stock options, performance share units and restricted stock units) for each of the NEOs.

Positioning Compensation Against the Market

The Company’s practice is to target compensation outcomes generally to the median of compensation paid in the competitive market for target results and to provide maximum award opportunities that approximate the 75th percentile of the competitive market for outstanding results. The Company’s approach to market positioning is not strictly formulaic and some compensation levels or award opportunities may fall above or below the reference points. This approach is embodied in the design of the annual incentive plan and the equity-based awards program, as described below. When setting each component of compensation, the Company takes into consideration the allocation of awards in the competitive market between current cash compensation and non-cash compensation including stock options, performance share units and restricted stock units.

Determining the Competitive Market

In determining the competitive market, ManpowerGroup uses three main sources: (1) a subset of Mercer’s core research group it uses in its compensation analysis, tailored to be more reasonably comparable to ManpowerGroup, (2) a group of the public companies generally in the staffing industry and (3) position-specific published surveys.

Similar to the past two years, for 2011 ManpowerGroup used Mercer’s core research group of companies as the source of compensation data for executives with responsibilities comparable to those at ManpowerGroup. Mercer recommends using this core research group because it offers competitive executive compensation data that is better than the alternatives.

This core research group has 150 companies with industry representation that mirrors the Fortune 1000. It includes companies with a minimum of approximately $6 billion of revenues and a maximum of approximately $46 billion, with median revenue of $19 billion. In order to position ManpowerGroup at the median of this research group, Mercer used a subset of 110 of the companies in the group, with revenues between $11 billion and $38 billion. ManpowerGroup believes using this subset provides a robust basis for assessing the competitive range of compensation for senior executives of companies ManpowerGroup’s size and complexity and represents a better approach for this assessment than an approach based on the broad market peer group previously used. A list of the companies included in the subset of the core research group used by ManpowerGroup in 2011 is attached as Appendix A.

ManpowerGroup also considers data from compensation surveys published by Mercer and other third-party data providers that are recommended by Mercer as appropriate and credible sources of compensation data for each NEO’s position. For the CEO and CFO, their positions were typically compared to companies with revenues between $6 billion and $36 billion. For the executives who are the leaders of ManpowerGroup’s business operating units, their positions are compared with U.S. compensation survey data of similar sized groups and divisions. For executive positions located outside of the U.S., ManpowerGroup also takes into account international (regional and local) compensation survey data as a secondary source in an effort to set compensation that is not only equitable among the members of a global team but also competitive within the global markets where ManpowerGroup competes for talent. However, this international data is not included in the composite percentages shown below for these positions.

ManpowerGroup’s size and global reach relative to other companies in its industry make it difficult to find relevant comparative data on performance and compensation. Because the size and scope of their operations are smaller, the public companies in the industry are not comparable to ManpowerGroup.

The industry-specific comparator group is as follows:

Insperity	Robert Half International, Inc.
CDI Corp	SFN Group, Inc. (recently acquired by Randstad)
Kelly Services, Inc.	TrueBlue, Inc.
Kforce Inc.

ManpowerGroup only considers the compensation practices of these staffing industry competitors in designing the compensation packages for the NEOs. However, the committee believes the executive positions at these companies are not comparable in scope and complexity to the NEO positions at ManpowerGroup. Based on size alone, the average annual revenues of these companies in 2011 was $2.4 billion, with the largest having annual revenues of approximately $5.6 billion, whereas ManpowerGroup’s annual revenues were $22.0 billion in 2011. Therefore, the committee does not believe that the compensation levels paid to executives at these companies provide a fair indicator of the competitive market for ManpowerGroup NEOs.

The following table illustrates how the total opportunity at target performance for total direct compensation for the CEO and CFO for 2011 compared to the median compensation of executives in similar position taken from the core research group and from the U.S. survey data considered.

Total Direct Compensation

	% In Relation to Median of Competitive Market
NEO	Core Research Group	U.S. Survey Data	Composite
CEO	100%	127%	112%
CFO	123%	164%	140%

For the other NEOs, the following table illustrates how the total opportunity at target performance for total direct compensation for 2011 compared to the median compensation of executives in similar positions taken from the composite of the core research group and U.S. survey data considered.

Total Direct Compensation

% In Relation to Median of Competitive Market
NEO	Core Research Group/ U.S. Survey Data Composite
Darryl Green(1)	86%
Françoise Gri(1)	91%
Hans Leentjes(1)	68%
Jonas Prising	83%
Owen J. Sullivan	95%

(1)	International survey data is also used for these NEOs as a secondary source but not included in the compensation composite. U.S. market data is considered the primary source. This approach takes into consideration the job’s replacement value and that the market for talent for these executives is primarily global, with a secondary consideration given to local cost of labor.

For the CEO, the committee determined the CEO’s target compensation was within a suitable range of the median, given the range of CEO compensation market data is very narrow. For the CFO, the committee determined that his long tenure with the Company, coupled with his significant financial role and broader management role were reasons for which his target compensation was set above the median compensation for the competitive market. For Mr. Leentjes, the committee determined that since Mr. Leentjes is new in his role, it was appropriate that his target compensation fell below the median of the competitive data. For all other NEOs the committee determined their target compensation was within a suitable range of the median.

Assessing Individual Factors

An individual NEO’s total compensation or any element of compensation may be adjusted upwards or downwards relative to the competitive market based on a subjective consideration of the NEO’s experience, potential, tenure and results (individual and relevant organizational results), internal equity (which means that comparably positioned executives within ManpowerGroup should have comparable award opportunities), the NEO’s historical compensation, and any retention concerns. The committee uses a historical compensation report to review the compensation and benefits provided to each NEO in connection with its compensation decisions concerning that NEO.

Determining Compensation Levels

The committee determines the CEO and CFO compensation levels, including establishing and determining the achievement of the annual financial goals and operating objectives for the annual incentives, any salary adjustments, and any equity-based compensation awards, subject to ratification by the board of directors. Generally, the CEO establishes and determines the achievement of the goals and objectives for the annual incentive plan for the other NEOs, with the committee making the final determinations. The committee also determines any salary adjustments or equity-based awards for the other NEOs, based on recommendations of the CEO.

CEO and CFO Determinations

The annual financial goals for the CEO and the CFO are based on EPS and EP for the year. The process begins with collaboration between Mercer and the CFO. Mercer then reviews this outcome with the chairman of the committee who makes a preliminary decision about the goals. The full committee then reviews and determines the goals and range of award opportunities for achievement of the goals, including the weighting of each goal for the CEO and CFO, subject to ratification by the board of directors. In determining these goals, the committee considers financial information including historical and projected earnings growth, the prior year financial results and the Company’s expected financial performance for the current year, consulting with management, including financial personnel and Mercer.

Setting the operating objectives for the CEO and CFO begins with the CEO, who at the beginning of each year recommends to the committee the objectives for both himself and the CFO for the year. The committee reviews and ultimately approves these operating objectives, subject to any adjustments, in the context of ManpowerGroup’s strategic and financial plans.

Throughout the year, the committee reviews the progress the CEO and CFO are making towards the achievement of their financial goals and objectives for the year. After the close of each year, the committee reviews and approves, subject to ratification by the board of directors, an award amount for the annual incentive based on the achievement of the annual objective financial goals and the CEO and CFO’s performance towards each of their annual operating objectives.

The committee usually determines and approves equity awards to the CEO and CFO, including vesting schedules, at its regularly scheduled meeting in February each year, subject to ratification by the board of directors. The grant date for the awards is the date the committee approves the awards. The exercise price for any options granted is the closing price on the date of grant.

As part of the decision making process for the CEO’s compensation matters, any decisions the committee has or ratification the board of directors makes regarding the CEO’s compensation, are done in executive session, without the CEO or other management present.

Determinations for NEOs other than the CEO and CFO

The process for setting the annual financial goals for the other NEOs begins with the CEO and CFO selecting the objective financial metrics and establishing proposed goals for those selected metrics for each of the NEOs. The EPS metric is used for each NEO, with the same goals as those used for the CEO and CFO. The CEO and CFO determine the proposed goals and award opportunities for the NEOs other objective financial metrics. The committee reviews these recommended financial goals, makes any adjustments it deems appropriate and then approves the financial goals and range of award opportunities, including the weighting of each goal.

At the beginning of each year, the CEO establishes the operating objectives for the other NEOs.

After the close of each year, the committee reviews and approves an award amount for the annual incentive to each NEO based on achievement of the NEO’s annual objective financial goals. The CEO determines the amount of any award to each of the NEOs for performance towards each of their annual operating objectives. The CEO presents the recommended award for each NEO to the committee for its review and approval.

The committee usually determines and approves equity awards to the other NEOs, including vesting schedules, at its regularly scheduled meeting in February each year, subject to ratification of the board of directors. The CEO recommends to the committee the individual grants for all NEOs other than himself. The committee may make grants to NEOs at other times during the year, as it deems appropriate. The grant date for the awards is the date the committee approves the awards, except the grant date for a new hire ordinarily is the date of hire if such hire date is after the date of committee approval. The exercise price for any options granted is the closing price on the date of grant.

Components of the 2011 Executive Compensation Program

Base Salary

Base salaries for NEOs are set near the median of base salaries paid in the relevant competitive market, for the particular position, subject to individual performance factors as described earlier. The CEO’s base salary is materially larger than the next highest paid NEO because of the complexity of his role, level of responsibility, the flat organizational structure and his overall impact on ManpowerGroup. Because of the depressed economic conditions in 2009, economic uncertainty in 2010 and the resulting impact on our performance, the committee had not granted salary increases to our executives since 2008, except for Mr. Prising in 2010 who had an increase in responsibilities during that time. In 2011, the Committee determined to provide base salary increases to all NEOs based on individual performance and actual pay relative to market.

For 2012, the committee increased the base salary paid to Mr. Leentjes to €319,000 ($413,137 using an exchange rate of 1.2951 (in U.S. Dollars), the rate in effect on January 10, 2011, the date Mr. Leentjes was promoted to Executive Vice President, President of Northern Europe). None of the other NEOs received an increase in base salary for 2012.

Base salary levels affect the value of the annual incentive awarded to the NEOs because the incentive award is awarded as a percentage of base salary. A higher base salary will result in a higher annual incentive, assuming the same level of achievement against goals. The level of severance benefit each NEO may receive is also increased if his or her salary is increased. The value of long-term incentive awards is not determined as a multiple of base salary.

Annual Incentives

The Company fixes the target outcome for EP and EPS at a number that reflects an annual growth target. This target is generally based on the Company’s targeted long-term growth rate for EPS, but may be adjusted year-by-year based on economic conditions and the Company’s expected financial performance for the year. The target growth rate is then adjusted to set a threshold growth rate, which is a level of performance that is below target but still appropriate for some award to be earned, and, to set an outstanding growth rate which is a level of performance appropriate for the maximum incentive to be earned. So the comparisons are valid between the two years, the growth rates are based on growth over results of the previous year excluding non-recurring items, rather than actual growth. The EP target is then determined based on the earnings growth reflected by the EPS target and consideration of factors relating to the Company’s cost of capital. The other financial metrics under the plan used to determine the annual incentives earned by the other NEOs, are determined in a similar way, taking into consideration the economic conditions and expected financial performance of each individual region, as well as the overall EPS and EP targets. To be clear, these targets are not based on the Company’s financial plan for the year, but rather are determined based on the separate methodology described above. As a result, target performance for purposes of achieving an incentive award will not be the same as performance at plan, which may be higher or lower than target performance depending on economic conditions and trends at the time.

Annual Incentives—CEO and CFO—The Company believes using EPS as a performance goal keeps the CEO and CFO focused on producing financial results that align with shareholder interests. In that regard, ManpowerGroup is in a cyclical business, which is influenced by economic and labor market cycles that are outside of ManpowerGroup’s control, and it is important that the senior executives manage short-term results closely to be able to adjust strategy and execution in quick response to external cycle changes. The Company uses EP as a performance goal for the CEO and CFO to provide an incentive for them to manage the business to produce returns in excess of the Company’s cost of capital.

For 2011, EPS and EP were set based upon the EPS growth targets for threshold, target and outstanding performance levels which are as follows:

Goal	Threshold	Target	Outstanding
EPS	-15%	41%	84%

The target growth rate reflects the continuing improvement in the global economic conditions from those in 2010 and 2009. Correspondingly, the growth target for outstanding performance represents what the committee believes is an appropriate growth rate for outstanding performance. The committee believes the threshold growth rate is the minimum level at which it was appropriate to earn an incentive mainly due to the continued uncertainty in the global economic conditions at the time when setting the targets.

The following table shows the EPS and EP goals established by the committee for 2011, which correspond to the EPS growth targets, along with the weighting of each goal towards the total annual incentive award opportunity:

Goal	Threshold		Target		Outstanding
EPS (weighted 40%)	$1.50		$2.50		$3.25
EP (weighted 40%)	$(125	)MM	$(50	)MM	$10MM

The 2011 operating objectives for the CEO and CFO, which were weighted 20% of the total annual incentive award opportunity, were established by the committee based on the recommendation of the CEO and the committee’s judgment that they were appropriate in the context of the strategic and financial plan of ManpowerGroup. These operating objectives were as follows:

•	Deploy and maximize rebranding of the Company;

•	Increase diversity of business lines by establishing stronger presence in certain countries around the world and growing Experis business; and

•	Increase productivity of the organization.

The committee assigned a combined weighting of 80% to the two objective financial goals based on its view that pay should be aligned with financial results and its judgment that the goals largely provide the appropriate incentive for management. The committee believes both EPS and EP are equally important.

The following chart shows the committee’s determination of award opportunities for the annual incentive payable to the CEO as a percentage of 2011 base salary for achieving threshold, target or outstanding results for each measure:

	Threshold	Target	Outstanding
EPS goal	15.0%	60.0%	120.0%
EP goal	15.0%	60.0%	120.0%
Operating Objectives	7.5%	30.0%	60.0%
Total	37.5%	150%	300%

For the CFO, the committee’s determination of award opportunities for annual incentive payable as a percentage of base salary at threshold, target or outstanding results for each measure was as follows:

	Threshold	Target	Outstanding
EPS goal	10.0%	40.0%	80.0%
EP goal	10.0%	40.0%	80.0%
Operating Objectives	5.0%	20.0%	40.0%
Total	25%	100%	200%

The committee considers the competitive market in designing its incentive awards levels in the manner described above. The committee also took into account the committee’s objective of emphasizing results-based pay rather than fixed salary. The CEO’s award opportunities are higher than the opportunities for the CFO and the other NEOs as the committee takes into account his broad role with final accountability for ManpowerGroup’s global results.

The determination of achievement of the operating objectives is based on the committee’s subjective judgment and, where applicable, achievement of quantitative measures associated with an operating objective. The committee also takes into account the CEO’s assessment of achievement of these objectives.

The committee determined that the CEO and CFO earned an incentive award for 2011 between the target and outstanding level for both EPS and EP for the year. The committee also approved an incentive award to each of the CEO and CFO based on its determination of the level of performance towards achievement of the operating objectives. Based on these accomplishments, the committee determined to pay 2011 awards as follows:

2011 Annual Incentive Payouts

	Target Award	Actual Award
CEO	$1,800,000	$2,900,000
CFO	$600,000	$1,040,800

Annual Incentives – other NEOs—As stated above with respect to the CEO and CFO, using EPS as a performance goal is believed to keep the NEOs focused on producing financial results that align with the interests of shareholders. AOUP was selected as the other metric for NEOs under the annual plan to encourage the other NEOs to increase profitability in their respective business units while also considering the cost of capital for carrying accounts receivable. For Mr. Sullivan, EP was also used as a performance goal because of his global functional responsibilities of oversight of ManpowerGroup’s specialty brands and the global sales organization.

The AOUP goals for the NEOs for 2011 were as follows (in 000’s of USD):

		Threshold	Target	Outstanding
Darryl Green	– AOUP of Asia Pacific region and the Middle East	$(6,000)	$19,000	$39,000
Francoise Gri	– AOUP of Southern Europe	$(98,000)	$(38,000)	$12,000
Hans Leentjes	– AOUP of Northern Europe	$17,000	$87,000	$147,000
Jonas Prising	– AOUP of the Americas	$(30,000)	$30,000	$80,000
Owen J. Sullivan	– AOUP of Right Management	$2,000	$22,000	$42,000

The target level for each goal was determined based on the same methodology as is described above for the targets set for the goals for CEO and CFO.

The EPS targets for the NEOs and the EP targets for Mr. Sullivan are the same as those set for the CEO and CFO, which can be found on page 35.

The operating objectives for the other NEOs for 2011 are summarized as follows:

Darryl Green	–	Increase revenues and AOUP in strategically important markets within the Asia Pacific Region, improve operating leverage, ensure the successful implementation of a new global initiative in targeted markets and leverage existing business offerings in the Asia Pacific Region.
Francoise Gri	–	Ensure the successful implementation of a new global initiative in targeted markets, improve gross margins, establish a strong presence in key markets within Southern Europe and grow new service lines within the Southern Europe Region.
Hans Leentjes	–	Reduce ongoing costs of operations, lead the gross profit margin recovery effort in the region, achieve certain objectives related to talent development and grow business offerings in key Northern Europe markets.
Jonas Prising	–	Continue to promote programs to enhance and improve relationships with candidates and clients, continue to grow the professional resourcing organization, continue to introduce and grow new services and sectors, deploy new technologies across the region.
Owen J. Sullivan	–	Deploy and ensure successful implementation of a global initiative within the Experis organization and increase business collaboration among the various company business offerings .

The annual incentive payable to the NEOs as a percentage of 2011 base salary for achieving threshold, target or outstanding results for each measure of results were as follows:

Darryl Green, Françoise Gri, Hans Leentjes and Jonas Prising

	Annual Percentage Payment as a Percentage of 2011 Base Salary
	Threshold	Target	Outstanding
AOUP Goal	13.75%	41.25%	82.5%
EPS Goal	5.0%	15.0%	30.0%
Operating Objectives	6.25%	18.75%	37.5%
Total	25.0%	75.0%	150.0%

Owen Sullivan

	Annual Incentive Payment as a Percentage of 2011 Base Salary
	Threshold	Target	Outstanding
AOUP Goal	6.25%	18.75%	37.5%
EPS Goal	6.25%	18.75%	37.5%
EP Goal	6.25%	18.75%	37.5%
Operating Objectives	6.25%	18.75%	37.5%
Total	25.0%	75.0%	150.0%

All of the NEOs earned an incentive between the target and outstanding award for the EPS financial goal for 2011. For the AOUP financial goals for each of the NEOs, Mr. Green and Mr. Prising received an incentive between the target and outstanding award level and Ms. Gri and Mr. Leentjes received an incentive between the threshold and target award level. Mr. Sullivan did not receive an award for his AOUP financial goal as Right Management’s AOUP for 2011 did not meet the threshold level. Mr. Sullivan did receive an award between target and outstanding for the EP goal. The committee, based upon the recommendation of the CEO, did approve incentive awards to each of the NEOs that were determined to be appropriate based on the achievement of each NEO’s operational objectives for the year.

Based on these accomplishments, the committee determined to pay 2011 awards to the other NEOs as follows:

2011 Annual Incentive Payouts

	Target Award	Actual Award
Darryl Green	$356,250	$657,638
Francoise Gri(1)	$433,026	$548,268
Hans Leentjes(2)	$281,684	$326,941
Jonas Prising	$356,250	$505,258
Owen J. Sullivan	$356,250	$473,670

(1)	Ms. Gri’s target award and actual award received have been translated at an exchange rate of 1.3122 (in U.S. Dollars), which was the exchange rate on March 12, 2007, the date Ms. Gri joined ManpowerGroup.

(2)	Mr. Leentjes’ target award and actual award received have been translated at an exchange rate of 1.2951 (in U.S. Dollars), which was the exchange rate on January 10, 2011, the date Mr. Leentjes was promoted to Executive Vice President, President of Northern Europe.

As stated earlier, our shareholders approved The Manpower Inc. Corporate Senior Management Annual Incentive Pool Plan (The “Pool Plan”). The design of the Pool Plan enables the committee to use negative discretion to establish bonuses for our NEOs based on a subjective assessment of the individual’s achievements and the feedback from our CEO about the individual’s performance and overall contribution to the company, while maintaining the ability to deduct the bonuses to the greatest extent permitted under Section 162(m) of the Internal Revenue Code.

For 2012, the committee determined the annual incentive awards for the certain NEOs under the Pool Plan cannot exceed a percent of gross profit. The maximum amount of the individual awards for each participating NEO will be the lesser of the shareholder approved maximum under the Pool Plan of $5.0 million or a percentage of the gross profit pool as approved by the committee in advance. The total bonus payout to executives cannot exceed 100% of the pool. Within this structure, the committee intends to use its negative discretion and determine bonuses for our NEOs by continuing to use the goals of EPS, EP, AOUP and various operational objectives to calculate the amount payable to each of the NEOs.

Long-Term Incentives

Beginning in 2011, 50% of the long-term incentive grants granted to the NEOs were in the form of performance share units, 30% were in the form of stock options and 20% were in the form of restricted stock units. Prior to 2011, the long-term incentive grants to the NEOs consisted of 60% stock options and 40% performance share units. The number of stock options, performance share units and restricted stock units granted to each NEO are shown in the Grants of Plan Based Awards table.

Consistent with past years, the stock options granted in 2011 vest ratably over a four-year period.

As stated earlier, the committee chose to include restricted stock units to provide a retention incentive to the NEOs as they are only payable in stock if the NEO remains with the Company through the vesting date. The restricted stock units have a three-year cliff vest.

For 2011, performance share units granted are based on achievement of a pre-established goal for operating profit margin for 2011. Of these performance shares earned in 2011, 50% will vest at the end of 2012 and the remaining 50% will vest at the end of 2013. This approach emphasizes profit margin growth recovery after the economic downturn and provides a longer term retention incentive.

The following table shows the goals established by the committee for the 2011 performance period for these performance share units and the payout percentage associated with each:

	Threshold	Target	Outstanding
Operating Profit Margin in 2011	1.50%	2.20%	2.70%
Payout Percentage	50%	100%	200%

An operating profit “gate” was also established for the performance share units to ensure operating profits margins were achieved without significantly decreasing revenues. If operating profit in 2011 had not been at or above the pre-established U.S. Dollar value of $308.5 million, participants could not have received more than 100% of the target level payout regardless of the improvement in operating profit margin.

After conclusion of the 2011 performance period, the committee determined, using the payout table above, that the Company’s operating profit margin was between the target and outstanding range and that the operating dollar gate was reached. Therefore, the NEOs performance share units will be settled in the form of common stock in the following numbers at the end of 2012 and 2013 as long as the NEOs are still employed at the vesting date:

Executive Officer	Performance Share Units Granted (#)	Value at Date of Grant	Performance Payout %	Performance Share Units Earned (#)(1)
Joerres	52,146	3,500,040		82,391
Van Handel	18,624	1,250,043		29,426
Green	14,154	950,016		22,363
Gri	7,450	500,044	158%	11,771
Leentjes	5,960	400,035		9,417
Prising	7,450	500,044		11,771
Sullivan	7,450	500,044		11,771

(1)	50% of the performance shares earned will vest at the end of 2012 and 50% at the end of 2013.

The ultimate value of the performance share units earned is dependent on the stock price at the time of vesting. Therefore, depending on the stock price on the date the NEOs actually receive the shares, the realized long-term value of the performance share units could be either greater or less than the value at the date of grant.

For the performance share units granted to the NEO’s in 2010, performance share units were earned based on achievement of a goal for operating profit margin for 2010 and maintaining at least the threshold level of operating profit margin in 2011. At the close of the 2010-2011 performance period, the committee determined that the Company’s operating profit margin was between the target and outstanding level for 2010 and the threshold operating profit margin level was maintained in 2011.

The following table shows the actual payout value of the 2010 performance share unit grant for each of the NEOs:

Executive Officer	Performance Share Units Granted (#)	Value at Date of Grant	Performance Payout %	% Change in Stock Price	Performance Share Units Earned (#)	Value at Payout	Approximate % of Target Grant Value Realized
Joerres	41,000	2,173,410			75,030	3,389,105
Van Handel	15,000	795,150			27,450	1,239,917
Green	6,000	318,060			10,980	495,967
Gri	6,000	318,060	183%	(15%)	10,980	495,967	156%
Leentjes(1)	0	0			0	0
Prising	6,000	318,060			10,980	495,967
Sullivan	6,000	318,060			10,980	495,967

(1)	Mr. Leentjes did not receive any performance share units in 2010 because he was not an executive officer of ManpowerGroup on the date of grant.

Although the performance payout percentage was 183% of the target grant value, because of the decrease in the stock price from the original grant date in 2010 the value of the actual payouts were reduced to 156% of the target grant value.

Career Shares and Deferred Compensation Plans

Career shares

The committee selectively grants restricted stock units to the NEOs that vest completely on a single date several years into the future to provide a retention incentive as well as deferred compensation benefits. The committee considers each year whether to make any such grants, to whom to make such grants and the size of such grants. The committee makes these determinations by taking into account what is most appropriate for an NEO in view of the retention incentive provided by the award and the perceived need to supplement the NEO’s deferred compensation benefits. In 2011, career shares were granted to Mr. Prising and Mr. Sullivan.

Nonqualified Savings Plan

ManpowerGroup maintains tax-qualified 401(k) plans for its U.S. employees. For compliance reasons, once an executive is deemed to be “highly compensated” within the meaning of Section 414(q) of the Internal Revenue Code, the executive is no longer eligible to participate in ManpowerGroup’s 401(k) plans. ManpowerGroup maintains a separate non-qualified savings plan for “highly compensated” employees, including eligible executives. The non-qualified plan provides similar benefits to the tax-qualified 401(k) plans, including a company match and profit sharing. However, the nonqualified savings plan is a poor substitute because of the inflexibility as to the timing of the payouts of the retirement benefits relative to a qualified plan and the plan benefits are unsecured and subject to risk of forfeiture in bankruptcy. The committee maintains this program in an effort to provide NEOs with reasonably competitive benefits to those in the competitive market.

Dutch Pension Plan

When Mr. Leentjes was promoted to the position of Executive Vice President, President of Northern Europe, he was permitted to continue his participation in the Manpower Management B.V. pension plan applicable to ManpowerGroup employees in the Netherlands. This plan is described in further detail on page 56.

Other Benefits

NEOs participate in the health and dental coverage, company-paid term life insurance, disability insurance, paid time off, and paid holiday programs applicable to other employees in their locality. These rewards are designed to be competitive with overall market practices, while keeping them at a reasonable level. The benefits are in place to attract and retain the talent needed in the business.

ManpowerGroup reimburses NEOs for financial planning assistance. This benefit is provided to ensure that executives prepare adequately for retirement, file their taxes and conduct all stock transactions appropriately. In addition, ManpowerGroup provides memberships in clubs for business entertaining to a limited number of executives. Each executive who is provided such a membership pays the expenses for any personal use of these clubs; however, none of the NEOs used these clubs for personal use in 2011. ManpowerGroup also maintains a broad-based auto program that covers approximately 181 management employees in the U.S., including the U.S.-based NEOs. Pursuant to this program, ManpowerGroup pays 75% of the cost of a leased car for the NEOs based in the U.S. Consistent with local practice in each of the countries in which the other NEOs are located, ManpowerGroup provides Ms. Gri and Mr. Leentjes with a company car and Mr. Green with a car allowance. All of these car programs are an integral part of ManpowerGroup’s benefit package and are viewed as a high value benefit by the NEOs.

Except in connection with expatriate assignments, as discussed below, ManpowerGroup does not pay tax gross ups to its NEOs on any of the above benefits.

Severance Agreements

To align our executive compensation program with best governance practices within the committee’s philosophy, the committee has eliminated any tax gross up payments to our CEO and CFO and continue to use double triggers in our severance agreements in order for our NEOs to receive benefits during a change in control.

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs, other than Ms. Gri. These severance agreements are more fully described on page 59. The committee believes that severance and change of control policies are necessary to attract and retain senior talent in a competitive market. The committee also believes that these agreements benefit ManpowerGroup because they clarify the NEOs terms of employment and protect ManpowerGroup’s business during an acquisition. Furthermore, the committee believes that change of control benefits, if structured appropriately, allow the NEOs to focus on their duties and responsibilities during an acquisition.

Additional Executive Compensation Policies

Stock ownership guidelines

The committee believes that NEOs and other senior executives should hold a meaningful stake in ManpowerGroup to align their economic interests with those of the shareholders. To that end, the committee adopted stock ownership guidelines that are based on the stock price and base salary in effect on December 31, 2005. The committee set a goal of five years for these senior executives to attain the targeted ownership levels. During 2011, the committee amended the stock ownership guidelines, changing the type of equity that is included in determining whether the targeted ownership levels have been met. Under the amended guidelines, the committee only takes into account actual shares owned, unvested restricted stock or restricted stock units and unvested performance share units at the threshold level. Previous to 2011, the committee included shares owned and vested stock options. Under the new method, the committee does not consider any stock options or performance share units above the threshold level held by the NEOs. The company also adopted a policy that requires any senior executive that has not met the guidelines to hold 50% of any of the shares received from either exercise or vesting until the guidelines have been met. As indicated in the following table, as of December 31, 2011, each of the NEOs had met these guidelines, except for Mr. Leentjes who was recently promoted to be an executive officer of the Company.

NEO	Target as a multiple of salary	Target value($)		Target number of shares(#)	Number of shares held as of December 31, 2011(#)	Status as of December 31, 2011
Jeffrey A. Joerres	5	5,000,000		107,526	353,695	Guideline Met
Michael J. Van Handel	3	1,500,000		32,258	114,337	Guideline Met
Darryl Green	2	850,000	(1)	9,116	37,550	Guideline Met
Francoise Gri	2	1,049,760	(1)	14,212	26,854	Guideline Met
Hans Leentjes	2	751,100	(1)	11,345	5,405	Progressing Against Goal
Jonas Prising	2	700,000		15,053	50,732	Guideline Met
Owen J. Sullivan	2	800,000		17,204	32,537	Guideline Met

(1)	For NEOs that became NEOs after 2005, the target values are based on their respective salaries in effect at the time each became an NEO and the stock price on the date of hire or promotion.

Hedging Policy

ManpowerGroup has adopted a policy prohibiting designated individuals, including the NEOs, from engaging in short-selling of ManpowerGroup securities and buying and selling puts and calls on ManpowerGroup securities without advance approval. To date, no designated individual has requested approval to engage in such a transaction.

Expatriate policies

Part of ManpowerGroup’s executive development strategy includes providing its executives the opportunity to acquire management experience outside of their home country. To facilitate this strategy and to induce the executives to make such a change, ManpowerGroup provides expatriate benefits to its executives that are assigned outside of their home country, which eliminate any tax disadvantages caused by relocation and compensate them for the disruption it causes to them and to their families.

Mr. Prising was provided certain benefits in connection with his assignment to the U.S. to lead ManpowerGroup’s American operations. The assignment agreement provided for benefits related to Mr. Prising’s relocation, including eligibility to participate in an automobile program, payment or reimbursement for housing, tuition, tax preparation, moving and return visit expenses, and tax equalization and tax gross up payments. The initial term of Mr. Prising’s assignment was three years, but the term was extended for an additional two years in December of 2008 and then for one more year in March 2011, extending the benefits until December 31, 2011. Mr. Prising no longer receives these benefits. Mr. Green also has similar benefits associated with his position leading ManpowerGroup’s Asia-Pacific and Middle East operations, although there is no fixed term for Mr. Green’s agreement.

Other Material Tax Implications of the Executive Compensation Program

Tax implications for ManpowerGroup

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation’s CEO and three most highly compensated executive officers (other than the CEO and CFO) in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where necessary for covered executives, the committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the committee has taken steps to qualify the stock option awards, performance share unit awards and certain awards under the Corporate Senior Management Annual Incentive Plan and the Corporate Senior Management Annual Incentive Pool Plan as performance-based compensation for this purpose. However, the committee may implement compensation arrangements that do not satisfy these requirements for deductibility if it determines that such arrangements are appropriate under the circumstances. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot assure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Tax implications for NEOs

The committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code. For example, Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section. The committee has structured the elements of ManpowerGroup’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A. Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs. Section 280G and related provisions impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change of control and results in the loss of the compensation deduction for such payments by the executive’s employer. The severance agreements with the NEOs limit the amount of the severance payment in the event that the severance payment will be subject to excise taxes imposed under Section 280G, but only where the after-tax amount received by the NEO would be greater than the after-tax amount without regard to such limitation.

REPORT OF THE EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The executive compensation and human resources committee of the board of directors of Manpower has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the executive compensation and human resources committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Executive Compensation and Human Resources Committee

Jack M. Greenberg, Chairman

Marc J. Bolland

William Downe

Cari M. Dominguez

Elizabeth P. Sartain

John R. Walter

EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

No member of the executive compensation and human resources committee has ever been an officer or employee of Manpower or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

Members of the Company’s senior management team have considered and discussed the Company’s compensation policies and practices and specifically whether these policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup. Management has also discussed this issue with the executive compensation and human resources committee and has determined there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on ManpowerGroup.

As ManpowerGroup is located in various countries around the world, we have several incentive plans. Our plans use various financial performance growth metrics, generally relating to profitability. As a result, there is no common incentive driving behavior. We also have controls in place that mitigate any impact these plans might have on us. In general, each of our incentive plans has a threshold, target and outstanding payout level, which is not material to the Company, that is earned based on the results of the financial metrics. In addition, there is an approval process of the various incentive plans in each country, which are approved by the country manager and financial manager in the respective country to ensure the growth metrics are based on company performance. In addition, incentives are generally not a major portion of an individual’s salary, other than for our executives officers, who participate in the Corporate Senior Management Annual Incentive Plan and the Pool Plan described above.

Our largest and most significant incentive plan through 2011 is the Corporate Senior Management Annual Incentive Plan and beginning in 2012, the Pool Plan, which is the plan in which our executive officers participate. The executive compensation and human resources committee has general oversight of this plan and has capped the total incentive payout for each executive. The cap has been set at a level such that employees cannot receive a bonus that is significant enough to create a significant risk to the Company. In addition, the committee has established financial metrics for each of the executive officers, which focus on company-wide and segment-wide goals and objectives, and the results of those metrics are reviewed and approved at multiple levels in the Company.

Based on the above factors, we do not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)(5)	Total ($)
Jeffrey A. Joerres	2011	1,200,000	0	4,900,096	1,779,883	2,900,000	11,921	(4)	160,271	10,952,171
CEO	2010	1,000,000	0	2,173,410	3,184,268	2,305,521	9,982		68,517	8,741,698
	2009	980,769	0	1,548,000	2,547,675	200,000	11,208		70,916	5,358,568

Michael J. Van Handel	2011	600,000	0	1,750,087	635,682	1,040,800	13,234	(4)	79,434	4,119,237
CFO	2010	550,000	0	795,150	1,027,834	845,358	11,134		46,456	3,275,932
	2009	539,423	0	619,200	815,256	125,000	12,529		52,135	2,163,543

Darryl Green	2011	475,000	0	1,330,050	483,128	657,638	0		849,887	3,795,703
EVP and President, Asia Pacific and Middle East	2010 2009	425,000 425,000	0 0	318,060 510,840	443,379 417,819	477,700 183,218	0 0		530,593 286,065	2,194,732 1,397,942

Francoise Gri(6)	2011	577,368	0	700,062	232,905	548,268	0		12,786	2,071,389
EVP and President, Southern Europe	2010	524,880	0	318,060	565,394	501,943	0		10,680	1,798,942
	2009	524,880	0	510,840	376,380	104,976	0		17,423	1,534,499

Hans Leentjes(7)	2011	375,579	0	560,049	203,439	326,941	144,610	(8)	19,320	1,629,938
EVP and President, Northern Europe

Jonas Prising	2011	475,000	0	1,700,082	254,273	505,258	0		263,929	3,198,542
EVP and President, The Americas	2010	425,000	0	318,060	443,379	585,863	0		258,127	2,030,429
	2009	384,615	0	340,560	356,675	75,000	0		236,163	1,393,013

Owen J. Sullivan	2011	475,000	0	1,700,082	254,273	473,670	0		55,979	2,959,004
EVP and President, Specialty Brands	2010	420,000	0	318,060	443,379	251,370	0		49,759	1,482,568
	2009	420,000	0	278,640	356,675	236,250	0		55,503	1,347,068

(1)	Mr. Joerres, Mr. Van Handel and Mr. Prising participated in the voluntary unpaid leave program in 2009 that was implemented by the company during the year as a cost-saving measure during the global economic downturn, which reduced their base compensation.

(2)	The value of stock awards in this table for 2010 and 2011 includes the grant date fair value for performance share units and, for 2011 only, restricted stock units (including career shares) as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” The value of stock awards in the table for 2009 includes the grant date fair value of restricted stock units (including career shares) granted in 2009. See page 47 for the breakout in the grant date fair value of performance share units and restricted stock units.

The performance share units in both 2011 and 2010 are reported at the target level, which we believe was the probable outcome of the performance conditions at the time of grant. The grant date fair value of the 2011 awards at the outstanding level for each NEO was:

Name	2011
Jeffrey A. Joerres	$7,000,079
Michael J. Van Handel	2,500,086
Darryl Green	1,900,033
Francoise Gri	1,000,088
Hans Leentjes	800,070
Jonas Prising	1,000,088
Owen J. Sullivan	1,000,088

(3)	The value of options in this table represents the grant date fair value of the stock options as computed in accordance with FASB ASC Topic 718.

(4)	Although the amount of benefits for each NEO under the U.S. pension plans was frozen in 2000, the change in actuarial value is due to the change in actuarial assumptions from year to year, as calculated under the rules governing financial reporting for U.S. pension plans.

(5)	These amounts are described in further detail in the All Other Compensation in 2011 Table below.

(6)	Ms. Gri’s annual salary is €440,000. Ms. Gri’s salary and incentive payment are paid in Euros and have been translated at an exchange rate of 1.3122 (in U.S. Dollars), which was the exchange rate on March 12, 2007, the date Ms. Gri joined ManpowerGroup. The amount of all other compensation has been translated at an exchange rate of 1.2961 (in U.S. Dollars), the rate in effect on December 31, 2011. Based on the exchange rate of 1.2961 (in U.S. Dollars), as of December 31, 2011, Ms. Gri’s salary was $570,284 and incentive compensation was $541,542.

(7)	Mr. Leentjes’ annual salary is €290,000. Mr. Leentjes’ salary and incentive payment are paid in Euros and have been translated at an exchange rate of 1.2951 (in U.S. Dollars), which was the exchange rate on January 10, 2011, the date Mr. Leentjes was promoted to Executive Vice President, President of Northern Europe. The amount of all other compensation has been translated at an exchange rate of 1.2961 (in U.S. Dollars), the rate in effect on December 31, 2011. Based on the exchange rate of 1.2961 (in U.S. Dollars), as of December 31, 2011, Mr. Leenjtes salary was $375,869 and incentive compensation was $327,194.

(8)	The amount of the change in pension value has been translated at an exchange rate of 1.2951(in U.S. Dollars), the rate in effect on January 10, 2011, the date of Mr. Leentjes’ promotion. Based on the exchange rate of 1.2961 (in U.S. Dollars), as of December 31, 2011, Mr. Leentjes’ change in pension value was $144, 722. In addition, as described in the Pension Benefits Table on page 55, Mr. Leentjes contributes a portion of his salary towards his pension premium. The amount contributed by Mr. Leentjes in 2011 was $19,767, translated at the January 10, 2011 exchange rate of 1.2951 (in U.S. Dollars), which is included in the change in pension value.

All Other Compensation in 2011

Name & Principal Position	Perquisites & Other Personal Benefits ($)(1)		Tax Reimbursements ($)(2)		Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)(3)	Total Other Compensation ($)
Jeffrey A. Joerres	46,074	(4)	0		0	114,197	160,271
CEO
Michael J. Van Handel	30,815		0		0	48,619	79,434
CFO
Darryl Green	270,193	(5)	575,444	(6)	0	4,250	849,887
EVP and President, Asia Pacific and Middle East
Françoise Gri	12,786	(7)	0		0	0	12,786
EVP and President, Southern Europe
Hans Leentjes	19,320	(8)	0		0	0	19,320
EVP and President, Northern Europe
Jonas Prising	139,107	(9)	89,030	(10)	0	35,792	263,929
EVP and President, The Americas
Owen J. Sullivan	30,704		0		0	25,275	55,979
EVP and President, Specialty Brands

(1)	Except as otherwise indicated, these amounts include the value attributable to each executive’s participation in ManpowerGroup’s company car program, auto insurance, life insurance premiums paid and/or the value of financial services paid for by ManpowerGroup.

(2)	Due to the complex nature of calculating these tax reimbursements, in certain cases the amounts are often paid to the NEOs one or more years after the income to which they relate was earned by the NEO.

(3)	These contributions were made by ManpowerGroup on behalf of the NEOs under the terms of the Nonqualified Savings Plan. Further information regarding the Nonqualified Savings Plan can be found in the Nonqualified Deferred Compensation Table and accompanying narrative.

(4)	$30,404 of this amount reflects the lease and maintenance payments associated with Mr. Joerres’ automobile.

(5)	In addition to the amounts described above in footnote (1), this amount reflects tax compliance services, a housing allowance of $90,000, a tuition allowance of $40,000 for Mr. Green’s children, and a car allowance of $18,720. These benefits are paid to Mr. Green in connection with his assignment to Asia and have been translated at an exchange rate for Japanese Yen of .008415454 (in U.S. Dollars), which was the average exchange rate in effect between the date he received his offer letter from ManpowerGroup on April 4, 2007 and the date he signed it on April 10, 2007. Based on the exchange rate of .013002 (in U.S. Dollars) as of December 31, 2011, the specific conversions of the amounts mentioned above paid in Japanese Yen included a housing allowance of $139,051, a tuition allowance of $61,794, and a car allowance of $28,923. Also included in this column is airfare for one return trip for his family members to the U.S. of $33,673 and relocation expenses of $55,914, both of which have been translated at the exchange rate for Japanese Yen of .013002 (in U.S. Dollars) which was the exchange rate in effect on December 31, 2011.

(6)	$526,383 of this amount reflects the value of the gross up and tax equalization payments paid in 2011 to Mr. Green attributable to compensation he received during 2010. The remaining $49,061 reflects the value of the gross up payments Mr. Green received for taxes on housing and tuition payments during 2011 and has been translated at an exchange rate for Japanese Yen of .013002 (in U.S. Dollars) which was the exchange rate in effect on December 31, 2011.

(7)	In accordance with her employment agreement, Ms. Gri is provided with an automobile and this amount reflects the lease and maintenance payments associated with the automobile. Amounts paid in Euros in this column have been translated at an exchange rate of 1.2961 (in U.S. Dollars), which was the exchange rate in effect on December 31, 2011.

(8)	In accordance with his employment agreement, Mr. Leentjes is provided with an automobile and financial services. This amount reflects the lease and maintenance payments associated with his automobile and the cost of financial services provided to Mr. Leentjes. Amounts paid in Euros in this column have been translated at an exchange rate of 1.2961 (in U.S. Dollars), which was the exchange rate in effect on December 31, 2011.

(9)	In addition to the amounts described above in footnote (1), included in this amount are tax preparation services, housing costs of $77,246 and tuition payments of $21,657 for Mr. Prising’s children. These benefits are paid to Mr. Prising in connection with his assignment to the U.S. Also included in this column is airfare for a return trip for his family members to Sweden of $9,800.

(10)	This amount reflects tax gross up and tax equalization payments paid in 2011 to Mr. Prising in connection with his assignment to the U.S. attributable to compensation and benefits received by him in 2011.

Grants of Plan-Based Awards in 2011

	Plan Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name & Principal Position			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey A. Joerres CEO	Corporate Senior	—	450,000	1,800,000	3,600,000	—	—	—	—	—	—	—
	Management Annual Incentive Plan (CSMAIP)
	2003 Equity Incentive Plan	2/16/2011	—	—	—	26,073	52,146	104,292	—	—	—	3,500,040
		2/16/2011	—	—	—	—	—	—	20,859	—	—	1,400,056
		2/16/2011	—	—	—	—	—	—	—	69,537	67.12	1,779,883

Michael J. Van Handel CFO	CSMAIP	—	150,000	600,000	1,200,000	—	—	—	—	—	—	—
	2003 Equity Incentive Plan	2/16/2011	—	—	—	9,312	18,624	37,248	—	—	—	1,250,043
		2/16/2011	—	—	—	—	—	—	7,450	—	—	500,044
		2/16/2011	—	—	—	—	—	—	—	24,835	67.12	635,682

Darryl Green	CSMAIP	—	118,750	356,250	712,500	—	—	—	—	—	—	—
EVP and President, Asia Pacific and Middle East	2003 Equity Incentive Plan	2/16/2011 2/16/2011 2/16/2011	— — —	— — —	— — —	7,077 — —	14,154 — —	28,308 — —	— 5,662 —	— — 18,875	— — 67.12	950,016 380,033 483,128

Francoise Gri	CSMAIP	—	144,342	433,026	866,052	—	—	—	—	—	—	—
EVP and President, Southern Europe	2003 Equity Incentive Plan	2/16/2011 2/16/2011 3/11/2011	— — —	— — —	— — —	3,725 — —	7,450 — —	14,900 — —	— 2,980 —	— — 9,934	— — 63.29	500,044 200,018 232,905

Hans Leentjes	CSMAIP	—	93,895	281,684	563,369	—	—	—	—	—	—	—
EVP and President, Northern Europe	2003 Equity Incentive Plan	2/16/2011 2/16/2011 2/16/2011	— — —	— — —	— — —	2,980 — —	5,960 — —	11,920 — —	— 2,384 —	— — 7,948	— — 67.12	400,035 160,014 203,439

Jonas Prising	CSMAIP	—	118,750	356,250	712,500	—	—	—	—	—	—	—
EVP and President, The Americas	2003 Equity Incentive Plan	2/16/2011 2/16/2011 2/16/2011	— — —	— — —	— — —	3,725 — —	7,450 — —	14,900 — —	— 17,879 —	— — 9,934	— — 67.12	500.044 1,200,038 254,723

Owen J. Sullivan	CSMAIP	—	118,750	356,250	712,500	—	—	—	—	—	—	—
EVP and President, Specialty Brands	2003 Equity Incentive Plan	2/16/2011 2/16/2011 2/16/2011	— — —	— — —	— — —	3,725 — —	5,960 — —	14,900 — —	— 17,879 —	— — 9,934	— — 67.12	500,044 1,200,038 254,723

(1)	These amounts represent the 2011 incentive amounts established under the Corporate Senior Annual Management Incentive Plan.

(2)	These amounts represent the number of performance share units that could be earned for the 2011 performance period.

(3)	Amounts represent the number of restricted stock units and career shares granted in February 2011 as follows:

Name	Restricted Stock Units	Career Shares
Jeffrey A. Joerres	20,859	0
Michael J. Van Handel	7,450	0
Darryl Green	5,662	0
Francoise Gri	2,980	0
Hans Leentjes	2,384	0
Jonas Prising	2,980	14,899
Owen J. Sullivan	2,980	14,899

(4)	These amounts represent the number of shares underlying stock options that were granted in 2011.

(5)	The grant date fair value of stock and option awards granted in 2011 that are reported in this column have been computed in accordance with FASB ASC Topic 718.

Compensation Agreements and Arrangements

ManpowerGroup entered into compensation agreements and severance agreements with the CEO and the CFO in February 2011 that replaced their prior agreements. The term under each of the compensation agreements and severance agreements expires on the first to occur of (1) the date two years after the occurrence of a change of control of ManpowerGroup or (2) February 16, 2014, if no such change of control occurs before February 16, 2014. The severance agreements with the CEO and the CFO are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table. Under the compensation agreements, the CEO and the CFO are entitled to receive a base salary, as may be increased from time to time by ManpowerGroup and each is entitled to receive incentive compensation in accordance with an annual incentive plan approved and administered by the executive compensation and human resources committee. The CEO is entitled to receive an annual base salary of at least $1,200,000 per year, and the CFO is entitled to receive an annual base salary of at least $600,000 per year. The annual incentive plan for the CEO and the CFO is described in further detail in the Compensation Discussion and Analysis included in this proxy statement.

In addition, the CEO and CFO are eligible for all benefits generally available to the senior executives of ManpowerGroup, subject to and on a basis consistent with the terms, conditions and overall administration of such benefits. The compensation agreements also contain nondisclosure provisions that are effective during the term of the executive’s employment with ManpowerGroup and during the two-year period following the termination of the executive’s employment with ManpowerGroup, and nonsolicitation provisions that are effective during the term of the executive’s employment with ManpowerGroup and during the one-year period following the termination of the executive’s employment with ManpowerGroup.

Mr. Sullivan, Mr. Prising, Mr. Green, Mr. Leentjes and Ms. Gri currently receive an annual incentive bonus determined pursuant to an incentive arrangement with ManpowerGroup and all but Ms. Gri have entered into severance agreements with ManpowerGroup. The annual incentive bonus arrangements are described in further detail in the Compensation Discussion and Analysis included in this proxy statement and the severance agreements for each NEO are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

During 2011, Mr. Prising received expatriate benefits in connection with his assignment to Milwaukee, Wisconsin. This arrangement is described in further detail in the Compensation Discussion and Analysis included in this proxy statement.

In connection with his employment as President, Asia Pacific and the Middle East, ManpowerGroup entered into an agreement with Mr. Green to provide for benefits related to Mr. Green’s appointment in Asia, including a car allowance, payment or reimbursement for housing, tuition, tax preparation, moving and return visit expenses, tax gross ups on these expenses and tax equalization payments.

In connection with her appointment as President of Manpower France SAS, Ms. Gri entered into a compensation agreement with Manpower France Holdings SAS. Under her compensation agreement, she is entitled to receive an annual base salary of €400,000, as may be increased from time to time, and she is entitled to receive annual incentive compensation. In addition, under her employment contract, Ms. Gri is entitled to reimbursement of her business expenses, a company car, and a limited number of vacation days. Her employment agreement also contains nondisclosure provisions that are effective during the term of her employment with ManpowerGroup and following the termination of her employment with ManpowerGroup.

In connection with his appointment as President, Northern Europe, ManpowerGroup entered into an employment agreement with Mr. Leentjes in 2011. Under the employment agreement, he is entitled to receive an annual base salary of €290,000, as may be increased from time to time, and he is entitled to receive annual incentive compensation. In addition, under his employment contract, Mr. Leentjes is entitled to reimbursement of his business expenses, a company car, and a limited number of vacation days. During the term of his employment, Mr. Leentjes is entitled to continue his participation in the pension plan of Manpower Management B.V., the pension plan applicable to ManpowerGroup’s employees in the Netherlands. He also has entered into a nondisclosure agreement with ManpowerGroup that is effective during the term of his employment with ManpowerGroup and following the termination of his employment with ManpowerGroup.

2011 Annual Incentive Awards

The following tables illustrate the achievement of the performance targets in relation to the payment of the 2011 Annual Incentive Awards.

For 2011, ManpowerGroup’s EPS was $3.04 (compared to $1.50 at threshold, $2.50 at target and $3.25 at outstanding) and EP was -$6.1 MM (compared to -$125 MM at threshold, -$50 MM at target and $10 MM at outtanding).

Jeffrey A. Joerres — 2011 Annual Incentive Calculation

	Performance Level	Percentage of 2011 Salary	Amount Earned
EPS Goal	Above Target	103.20%	$1,238,400
EP Goal	Above Target	103.90%	$1,246,800
Operating Objectives	Above Target	35.47%	$425,600
Adjustment Related to 2009 Restatement(1)		-0.90%	$(10,800)
Total Incentive		241.67%	$2,900,000

(1)	Mr. Joerres’ 2011 incentive was reduced by $10,800 related to our 2009 restatement of earnings for a workforce solutions contract in which the Company prematurely recorded revenues. This adjustment reflects the earnings earned in 2011 related to this contract in which an incentive had previously been paid to Mr. Joerres.

Michael J. Van Handel — 2011 Annual Incentive Calculation

	Performance Level	Percentage of 2011 Salary	Amount Earned
EPS Goal	Above Target	68.80%	$412,800
EP Goal	Above Target	69.27%	$415,600
Operating Objectives	Above Target	36.00%	$216,000
Adjustment Related to 2009 Restatement(1)		-0.60%	$(3,600)
Total Incentive		173.47%	$1,040,800

(1)	Mr. Van Handel’s 2011 incentive was reduced by $3,600 related to our 2009 restatement of earnings for a workforce solutions contract in which the Company prematurely recorded revenues. This adjustment reflects the earnings earned in 2010 related to this contract in which an incentive had previously been paid to Mr. Van Handel.

Darryl Green — 2011 Annual Incentive Calculation

	Performance Level	Percentage of 2011 Salary	Amount Earned
AOUP of Asia Pacific Goal	Above Target	79.65%	$378,338
EPS Goal	Above Target	25.80%	$122,550
Operating Objectives	Above Target	33.00%	$156,750
Total Incentive	Above Target	138.45%	$657,638

Francoise Gri — 2011 Annual Incentive Calculation(1)

	Performance Level	Percentage of 2011 Salary	Amount Earned
AOUP of Southern Europe Goal	Above Threshold	39.16%	$226,097
EPS Goal	Above Target	25.80%	$148,961
Operating Objectives	Above Target	30.00%	$173,210
Total Incentive	Above Target	94.96%	$548,268

(1)	Ms. Gri’s incentive is paid in Euros and has been translated above at an exchange rate of 1.3122 (in U.S. Dollars), which was the exchange rate on March 12, 2007.

Hans Leentjes — 2011 Annual Incentive Calculation(1)

	Performance Level	Percentage of 2011 Salary	Amount Earned
AOUP of Northern Europe Goal	Above Threshold	36.25%	$136,147
EPS Goal	Above Target	25.80%	$96,899
Operating Objectives	Above Target	25.00%	$93,895
Total Incentive	Above Target	87.05%	$326,941

(2)	Mr. Leentjes incentive is paid in Euros and has been translated above at an exchange rate of 1.2951 (in U.S. Dollars), which was the exchange rate on January 10, 2011.

Jonas Prising — 2011 Annual Incentive Calculation

	Performance Level	Percentage of 2011 Salary	Amount Earned
AOUP of America’s Goal	Above Target	45.57%	$216,458
EPS Goal	Above Target	25.80%	$122,550
Operating Objectives	Above Target	35.00%	$166,250
Total Incentive	Above Target	106.37%	$505,258

Owen J. Sullivan — 2011 Annual Incentive Calculation

	Performance Level	Percentage of 2011 Salary	Amount Earned
AOUP of Right Management Goal	Below Threshold	0.00%	$0
EP Goal	Above Target	32.47%	$154,232
EPS Goal	Above Target	32.25%	$153,188
Operating Objectives	Above Target	35.00%	$166,250
Total Incentive	Above Target	99.72%	$473,670

Grants Under the 2003 Equity Incentive Plan

Stock options.    ManpowerGroup made grants of stock options to all of the NEOs (other than Ms. Gri) under the 2003 Equity Incentive Plan in February 2011. To comply with certain French laws, ManpowerGroup made a stock option grant to Ms. Gri in March 2011. The stock options granted in 2011 vest 25% per year over a four-year period and if they are not exercised, they expire in ten years (or earlier following a termination of employment). Additional vesting terms applicable to these options are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Performance share units.    ManpowerGroup made grants of performance share units to all of the NEOs under the 2003 Equity Incentive Plan in February of 2011. Each NEO received a performance share unit grant that was earned because the Operating Profit Margin Percentage goal was met in 2011. Of these performance shares earned in 2011, 50% vest at the end of 2012 and the remaining 50% vest at the end of 2013 as long as the NEOs continue to be employed by the Company. See page 38 for a description of the goals established by the committee for the 2011 performance share unit grant.

No dividends are paid on the performance share units unless and until actual shares are issued to the NEO upon the vesting of the performance share units. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Restricted stock units.    The restricted stock units granted to the NEOs in 2011 have a three-year cliff vest and are earned as long as the NEO continues to be employed by the Company. Dividend equivalents are paid on the restricted stock units under these awards. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Career shares.    ManpowerGroup made grants of career shares to Mr. Prising and Mr. Sullivan in February 2011, which were granted as restricted stock units with a five-year vesting term. Dividend equivalents are paid on restricted stock units under these awards. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Agreements” following the Nonqualified Deferred Compensation Table.

Outstanding Equity Awards at December 31, 2011

Name & Principal Position	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Jeffrey A. Joerres	35,000	—		—		$31.16	02/18/2013	—		—	—		—
CEO	50,000	—		—		$44.08	02/18/2014	—		—	—		—
	150,000	—		—		$44.37	02/16/2015	—		—	—		—
	130,000	—		—		$52.78	02/14/2016	—		—	—		—
	115,000	—		—		$76.30	02/14/2017	—		—	—		—
	135,000	45,000	(4)	—		$56.64	02/20/2018	—		—	—		—
	125,000	125,000	(5)	—		$30.96	02/17/2019	—		—	—		—
	39,500	118,500	(6)	—		$53.01	02/18/2020	—		—	—		—
	—	69,537	(7)	—		$67.12	02/16/2021	—		—	—		—
	—	—		—		—	—	35,000	(8)	$1,251,250	—		—
	—	—		—		—	—	40,000	(9)	$1,430,000	—		—
	—	—		—		—	—	17,466	(10)	$624,410	—		—
	—	—		—		—	—	21,218	(11)	$758,544	—		—
	—	—		—		—	—	—		—	41,000	(15)	$1,465,750
	—	—		—		—	—	—		—	52,146	(16)	$1,864,220

Michael J. Van Handel	13,500	—		—		$31.16	02/18/2013	—		—	—		—
CFO	15,000	—		—		$44.08	02/18/2014	—		—	—		—
	50,000	—		—		$44.37	02/16/2015	—		—	—		—
	45,000	—		—		$52.78	02/14/2016	—		—	—		—
	30,000	—		—		$76.30	02/14/2017	—		—	—		—
	33,750	11,250	(4)	—		$56.64	02/20/2018	—		—	—		—
	40,000	40,000	(5)	—		$30.96	02/17/2019	—		—	—		—
	12,750	38,250	(6)	—		$53.01	02/18/2020	—		—	—		—
	—	24,835	(7)	—		$67.12	02/16/2021	—		—	—		—
	—	—		—		—	—	6,000	(8)	$214,500	—		—
	—	—		—		—	—	6,986	(10)	$249,750	—		—
	—	—		—		—	—	7,578	(11)	$270,913	—		—
	—	—		—		—	—	—		—	15,000	(15)	$536,250
	—	—		—		—	—	—		—	18,624	(16)	$665,808

Darryl Green	20,000	—		—		$93.24	05/28/2017	—		—	—		—
EVP and President,	18,750	6,250	(4)	—		$56.64	02/20/2018	—		—	—		—
Asia Pacific and Middle East	— 5,500	20,500 16,500	(5) (6)	— —	$ $	30.96 53.01	02/17/2019 02/18/2020	— —		— —	— —		— —
	—	18,875	(7)	—		$67.12	02/16/2021	—		—	—		—
	—	—		—		—	—	4,018	(10)	$143,644	—		—
	—	—		—		—	—	5,759	(11)	$205,884	—		—
	—	—		—		—	—	5,239	(12)	$187,294	—		—
	—	—		—		—	—	—		—	6,000	(15)	$214,500
	—	—		—		—	—	—		—	14,154	(16)	$506,006

Françoise Gri	20,000	—		—		$73.86	03/12/2017	—		—	—		—
EVP and President,	20,250	6,750	(17)	—		$55.10	03/11/2018	—		—	—		—
Southern Europe	20,500	20,500	(18)	—		$27.99	03/09/2019	—		—	—		—
	6,750	20,250	(19)	—		$55.33	03/08/2020	—		—	—		—
	—	9,934	(20)	—		$63.29	03/11/2021	—		—	—		—
	—	—		—		—	—	4,018	(10)	$143,644	—		—
	—	—		—		—	—	3,031	(11)	$108,358	—		—
	—	—		—		—	—	5,239	(12)	$187,294	—		—
	—	—		—		—	—	—		—	6,000	(15)	$214,500
	—	—		—		—	—	—		—	7,450	(16)	$266,338

Hans Leentjes	1,350	—		—		$44.37	02/16/2015	—		—	—		—
EVP and President, Northern Europe	5,000 6,000	— —		— —	$ $	52.78 76.30	02/14/2016 02/14/2017	— —		— —	— —		— —
	4,500	1,500	(4)	—		$56.64	02/20/2018	—		—	—		—
	4,500	4,500	(5)	—		$30.96	02/17/2019	—		—	—		—
	1,750	5,250	(6)	—		$53.01	02/18/2020	—		—	—		—
	—	7,948	(7)	—		$67.12	02/16/2021	—		—	—		—
	—	—		—		—	—	2,425	(11)	$86,694	—		—
	—	—		—		—	—	—		—	5,960	(16)	$213,070

Name & Principal Position	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Jonas Prising	20,000	—		—	$52.78	02/14/2016	—		—	—		—
EVP and President,	24,000	—		—	$76.30	02/14/2017	—		—	—		—
The Americas	22,500	7,500	(4)	—	$56.64	02/20/2018	—		—	—		—
	8,750	17,500	(5)	—	$30.96	02/17/2019	—		—	—		—
	5,500	16,500	(6)	—	$53.01	02/18/2020	—		—	—		—
	—	9,934	(7)	—	$67.12	02/16/2021	—		—	—		—
	—	—		—	—	—	2,500	(13)	$89,375	—		—
	—	—		—	—	—	3,145	(10)	$112,434	—		—
	—	—		—	—	—	2,095	(12)	$74,896	—		—
	—	—		—	—	—	3,031	(11)	$108,358	—		—
	—	—		—	—	—	15,155	(14)	$541,791	—		—
	—	—		—	—	—	—		—	6,000	(15)	$214,500
	—	—		—	—	—	—		—	7,450	(16)	$266,338

Owen J. Sullivan	10,000	—		—	$42.00	02/24/2014	—		—	—		—
EVP and President,	32,000	—		—	$44.37	02/16/2015	—		—	—		—
Specialty Brands	26,020	—		—	$52.78	02/14/2016	—		—	—		—
	24,000	—		—	$76.30	02/14/2017	—		—	—		—
	18,000	6,000	(4)	—	$56.64	02/20/2018	—		—	—		—
	17,500	17,500	(5)	—	$30.96	02/17/2019	—		—	—		—
	5,500	16,500	(6)	—	$53.01	02/18/2020	—		—	—		—
	—	9,934	(7)	—	$67.12	02/16/2021	—		—	—		—
	—	—		—	—	—	2,500	(13)	$89,375	—		—
	—	—		—	—	—	3,145	(10)	$112,434	—		—
	—	—		—	—	—	3,031	(11)	$108,358	—		—
	—	—		—	—	—	15,155	(14)	$541,791	—		—
	—	—		—	—	—	—		—	6,000	(15)	$214,500
	—	—		—	—	—	—		—	7,450	(16)	$266,338

(1)	Represents outstanding grants of restricted stock, restricted stock units or career shares.

(2)	Value based on the closing price of $35.75 on December 31, 2011.

(3)	Represents outstanding grants of performance share units, measured at target levels, except as otherwise provided herein.

(4)	The remaining options vested on February 20, 2012.

(5)	50% of the remaining options vested on February 17, 2012 and the remaining unvested options are scheduled to vest on February 17, 2013.

(6)	33% of the remaining unvested options vested on February 18, 2012 and 33% of the remaining unvested options are scheduled to vest on each of February 18, 2013 and 2014.

(7)	25% of the remaining unvested options vested on February 16, 2012 and 25% of the remaining unvested options are scheduled to vest on each of February 16, 2013, 2014 and 2015.

(8)	Shares vested on February 14, 2012.

(9)	Shares scheduled to vest on February 20, 2013.

(10)	Restricted stock units vested on February 17, 2012.

(11)	Restricted stock units scheduled to vest on February 16, 2014.

(12)	Restricted stock units scheduled to vest on February 17, 2013.

(13)	Restricted stock units scheduled to vest on February 14, 2013.

(14)	Restricted stock units scheduled to vest on February 16, 2016.

(15)	Performance share units vested in February 2012 after the committee certified that the performance targets and service requirements were achieved as of December 31, 2011. The actual number of shares issued for each NEO, based on the performance results were as follows:

Name	Performance Share Units
Jeffrey A. Joerres	75,030
Michael J. Van Handel	27,450
Darryl Green	10,980
Francoise Gri	10,980
Jonas Prising	10,980
Owen J. Sullivan	10,980

(16)	The committee certified that the performance targets were achieved as of December 31, 2011. The actual number of shares payable, based on the performance results are as follows:

Name	Performance Share Units
Jeffrey A. Joerres	82,391
Michael J. Van Handel	29,426
Darryl Green	22,363
Francoise Gri	11,771
Hans Leentjes	9,417
Jonas Prising	11,771
Owen J. Sullivan	11,771

50% of these performance share units are scheduled to vest on each of December 31, 2012 and 2013 if the service requirements are met as of those dates.

(17)	The remaining unvested options vested on March 11, 2012.

(18)	50% of the remaining unvested options vested on March 9, 2012 and the remaining 50% of the unvested options are scheduled to vest on March 9, 2013.

(19)	33% of the remaining unvested options vested on March 8, 2012 and 33% of the remaining unvested options are scheduled to vest on each of March 8, 2013 and 2014.

(20)	25% of the remaining unvested options vested on March 11, 2012 and 25% of the remaining unvested options are scheduled to vest on each of March 11, 2013, 2014 and 2015.

Option Exercises and Stock Vested in 2011

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Joerres CEO	250,000	2,034,380	62,164	4,152,198
Michael J. Van Handel CFO	0	0	15,866	1,060,876
Darryl Green EVP and President, Asia Pacific and Middle East	20,500	741,755	14,508	900,596
Françoise Gri EVP and President, Southern Europe	0	0	3,948	264,990
Hans Leentjes EVP and President, Northern Europe	0	0	0	0
Jonas Prising EVP and President, The Americas	11,550	252,276	3,090	207,401
Owen J. Sullivan EVP and President, Specialty Brands	0	0	3,090	207,401

Pension Benefits in 2011

Name & Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year ($)
Jeffrey A. Joerres CEO	U.S. Pension Plans	7	81,760		0
Michael J. Van Handel CFO	U.S. Pension Plans	11	92,487		0
Darryl Green EVP and President, Asia Pacific and Middle East	N/A	—	—		—
Françoise Gri EVP and President, Southern Europe	N/A	—	—		—
Hans Leentjes EVP and President, Northern Europe	Dutch Pension Scheme	6.8	362,896	(2)	—
Jonas Prising EVP and President, The Americas	N/A	—	—		—
Owen J. Sullivan EVP and President, Specialty Brands	N/A	—	—		—

(1)	For Mr. Joerres and Mr. Van Handel, present value has been calculated as of December 31, 2011 assuming a 4.75% discount rate and retirement occurring at age 65, as well as applying the 2011 Static Mortality Table for Annuitants and Non-Annuitants, as required for plan financial reporting purposes. For Mr. Leentjes, present value has been calculated as of December 31, 2011 assuming a 5.40% discount rate and retirement occuring at age 63, as well as applying the AG Prognosetafel 2010-2060 Mortality Table, as required for plan financial reporting purposes.

(2)

Mr. Leentjes will receive his pension value in Euros, and the accumulated benefit above has been translated at an exchange rate of 1.2951 (in U.S. Dollars), the exchange rate on January 10, 2011, the rate in effect on the date of Mr. Leentjes’ promotion. While much of the pension benefit has been funded by

ManpowerGroup and its Dutch subsidiary, Manpower Management B.V., Mr. Leentjes has also funded a portion of the benefit from his salary. In 2011, Mr. Leentjes contributed $19,767, translated at a rate of 1.2951, the exchange rate on January 10, 2011, of his salary towards this pension benefit.

U.S. pension plans.    ManpowerGroup maintains both a qualified, noncontributory defined benefit pension plan for U.S. employees, as well as a nonqualified, noncontributory, defined benefit deferred compensation plan for management and other highly compensated employees in the U.S. who are ineligible to participate in the qualified plan. Together, both plans are referred to collectively as the “U.S. pension plans.” The U.S. pension plans were frozen as of February 29, 2000 and all benefits under the U.S. pension plans became fully vested. The CEO and CFO are each entitled to pension benefits under the U.S. pension plans.

Under the U.S. pension plans, a pension is payable upon retirement at age 65 (with five years of service), or earlier upon termination if the participant has reached age 55 and has had 20 years of service with ManpowerGroup. The pension benefit is based on years of credited service as of February 29, 2000 and the lesser of (i) the average annual compensation received during the last five consecutive calendar years as of February 29, 2000, for employees who had not retired as of February 29, 2000 or (ii) $261,664. Compensation covered by the U.S. pension plans is base salary.

Currently, none of the NEOs are eligible for early retirement under the U.S. pension plans. The early retirement benefit under the U.S. pension plans is the normal retirement benefit, reduced by 5/12 of 1% for each month that the participant retired prior to his normal retirement age.

Dutch Pension Plan.    Mr. Leentjes participates in the pension plan of Manpower Management B.V., the pension plan applicable to ManpowerGroup’s employees in the Netherlands. The pension plan is a contributory defined benefit pension plan for ManpowerGroup employees in the Netherlands. Under the plan, a pension is payable to Mr. Leentjes at age 63, continuing until his death. The annual pension benefit is based on years of credited service, multiplied by 1.95% of the Mr. Leentjes’s “pensionable salary.” Pensionable salary, for Mr. Leentjes, is his annual base salary, less an annual set-off based on the Netherlands state pension amount (€15,263, or 19,767 in 2011, ). In addition, the accrued pension benefit under the plan is annually increased based on a cost of living adjustment, as determined year to year pursuant to the collective bargaining agreement in place for employees of the temporary employment industry in the Netherlands, but in no even more than 2% per year.

To fund the pension benefits under the plan, ManpowerGroup pays an annual premium to the pension provider based on the projected benefits payable under the plan. The amount of this premium fluctuates each year based on the projected benefits payable under the plan. Mr. Leentjes contributes 6% of his “pensionable salary” each year towards the payment of the premium which funds his benefit, which is the same percentage of pensionable salary that is required to be paid by all ManpowerGroup employees who participate in the plan. ManpowerGroup funds the remainder of the applicable premium applicable to Mr. Leentjes’ pension. Mr. Leentjes is fully vested in his accrued pension benefit under the plan.

Nonqualified Deferred Compensation in 2011

Name & Principal Position	Plan	Executive Contributions in 2011 ($)(1)	Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011 ($)(2)
Jeffrey A. Joerres	NQSP	208,393	114,197	(96,664)	0	3,009,186
CEO	PBDC	0	0	47,888	0	1,152,829
Michael J. Van Handel	NQSP	86,237	48,619	(9,590)	0	1,211,408
CFO	PBDC	0	0	25,098	0	604,195
Darryl Green	NQSP	0	4,250	(197)	0	4,053
EVP and President, Asia Pacific and Middle East
Françoise Gri	N/A	0	0	0	0	0
EVP and President, Southern Europe
Hans Leentjes	N/A	0	0	0	0	0
EVP and President, Northern Europe
Jonas Prising	NQSP	187,211	35,792	(38,123)	0	725,452
EVP and President, The Americas
Owen J. Sullivan	NQSP	43,049	25,725	4,903	0	612,808
EVP and CEO, Right Management	PBDC	0	0	19,126	0	460,436

(1)	These amounts reflect contributions made by the NEOs from their 2011 salary, which amounts were also included in the salary column for each NEO in the Summary Compensation Table. Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following contributions are attributable to a portion of the 2010 annual incentive, which was disclosed in the 2010 Summary Compensation Table: Mr. Joerres — $138,331; Mr. Van Handel — $50,721; Mr. Sullivan — $15,082; and Mr. Prising — $117,173.

(2)	Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following amounts were previously reported in the Summary Compensation Table in either 2011 or prior to 2011: Mr. Joerres — $2,328,369; Mr. Van Handel — $947,624; Mr. Sullivan — $473,402; Mr. Prising — $679,872; and Mr. Green—$4,250. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Nonqualified Savings Plan reflect earnings (and losses) on the contributions, any salary or bonus deferrals by the executive prior to becoming a NEO, and any company contributions prior to the executive becoming an NEO. Of the amounts disclosed in this column for the Performance-Based Deferred Compensation Plan, the following amounts were previously reported in the Summary Compensation Table in either 2004 or 2005: Mr. Joerres — $873,190; and Mr. Van Handel — $457,638. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Performance-Based Deferred Compensation Plan reflect earnings on the contributions and, with regard to Mr. Sullivan, company contributions prior to Mr. Sullivan becoming an NEO.

Nonqualified Deferred Compensation in 2011

Nonqualified Savings Plan.    Pursuant to the Nonqualified Savings Plan, certain executives, including the CEO, CFO, Mr. Sullivan, Mr. Prising, and Mr. Green may defer a portion of their salary and incentive awards. Salary deferral elections must be made by the NEOs before December 31 of the year prior to the year in which it will be earned. Incentive deferral elections are made by the NEOs in June of each year for the incentive they will earn during such year. The NEOs are permitted to defer up to 50% of their salary and 50% of their annual incentive under the plan. Pursuant to the plan, the NEOs, as well as all other plan participants, may receive a matching amount of 50% of the deferrals they have made during the year, up to a maximum of 6% of their annual compensation. In addition, pursuant to the plan, ManpowerGroup may make a discretionary profit sharing contribution to participants in the plan. During 2011, ManpowerGroup made a profit sharing contribution equal to 1% of base salary for each NEO who participated in the plan in 2010 (based on 2010 salary). ManpowerGroup’s contributions to a participant’s account under the plan (both matching contributions and profit sharing contributions) are not fully vested until a participant has at least five years of credited service with ManpowerGroup. All of the NEOs who participate in the plan, except Mr. Green, were fully vested in their matching contributions and profit sharing contributions as of December 31, 2011. Mr. Green was 80% vested in such amounts at December 31, 2011. A detailed discussion regarding the vesting conditions that will entitle Mr. Green to accelerated vesting under this plan can be found in the narrative accompanying the Post-Termination and Change of Control Benefits Table.

The investment alternatives available to the NEOs under the Nonqualified Savings Plan are selected by ManpowerGroup and may be changed from time to time. The NEOs are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under the plan and their annual rate of return for the calendar year ended December 31, 2011.

Name of Fund	Annual Return
Fidelity Contrafund	(0.12)%
Fidelity Spartan U.S. Equity Index	2.09%
T. Rowe Price Institutional Large Cap Value	(1.19)%
Fidelity Spartan Extended Market Index	(3.82)%
Lord Abbott Small Cap Value	(4.36)%
TimesSquare Small Cap Growth	2.46%
Dodge & Cox International Stock	(15.97)%
Fidelity Freedom 2000 Fund	2.01%
Fidelity Freedom 2005 Fund	0.18%
Fidelity Freedom 2010 Fund	(0.28)%
Fidelity Freedom 2015 Fund	(0.34)%
Fidelity Freedom 2020 Fund	(1.36)%
Fidelity Freedom 2025 Fund	(2.65)%
Fidelity Freedom 2030 Fund	(3.15)%
Fidelity Freedom 2035 Fund	(4.59)%
Fidelity Freedom 2040 Fund	(4.63)%
Fidelity Freedom 2045 Fund	(5.02)%
Fidelity Freedom 2050 Fund	(5.57)%
Fidelity Freedom Income Fund	2.02%
Fidelity Short Term Bond	1.78%
Vanguard Total Bond Market Index Fund	7.72%
Fidelity Retirement Money Market	.01%

Benefits paid under the Nonqualified Savings Plan will be paid to the NEOs upon their termination of employment, either in a lump sum, in five annual installments or in ten annual installments, as elected by the NEOs in accordance with the plan rules.

Performance-Based Deferred Compensation Plan.    The CEO, CFO, and Mr. Sullivan each have participated in the Senior Management Performance-Based Deferred Compensation Plan, earning deferred compensation upon the achievement of earnings per share and economic profit goals in 2004 and 2005. Though the plan was frozen in February 2006, the executives will continue to accrue earnings on such amounts in accordance with the plan. Specifically, the plan allows the executive compensation and human resources committee to determine the rate of return from time to time. Currently, the rate of return is equal to the effective yield on ten-year Treasury notes plus 100 basis points at the beginning of each year. A detailed discussion regarding the vesting conditions that will entitle an executive to benefits under this plan can be found in the narrative accompanying the Post-Termination Benefits and Change of Control Tables below. Participants will receive any vested benefits under this plan upon their termination of employment, payable in cash or shares of ManpowerGroup’s common stock (in ManpowerGroup’s sole discretion), in a lump sum or in such number of annual installments (between five and fifteen) as elected by the participant in accordance with the plan rules. Upon a change of control, the participants receive a distribution of such benefits in a lump sum at such time.

Termination of Employment and Change of Control Arrangements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs other than Ms. Gri. Each agreement generally has a three-year term, and such term is automatically extended for two years to the extent there is a change of control of ManpowerGroup within the two-year period prior to the expiration of the original term of the agreement. In addition to these severance agreements, a number of the equity grants and benefit plans in which the NEOs are participants contain vesting provisions that are triggered upon a change of control of ManpowerGroup and/or certain terminations of employment. Generally, benefits under these arrangements are triggered upon the involuntary termination of the executive’s employment not for cause or upon the voluntary termination of employment for good reason. Terminations for other reasons (such as retirement, death, disability or a change of control) also trigger enhanced benefits under certain of these arrangements. The tables which follow the descriptions of these arrangements illustrate the amount of enhanced benefits the NEOs would receive under all such arrangements if their employment had been terminated on December 31, 2011 for the reasons specified within the tables or upon a change of control of ManpowerGroup on such date. The tables do not illustrate the value of any vested benefits which are payable to the NEOs upon a termination of employment (i.e., vested equity awards, or vested balances accrued under the Nonqualified Savings Plan or Performance-Based Deferred Compensation Plan), nor do they illustrate the value of any enhanced benefits upon retirement of an NEO, as none of the NEOs were eligible for retirement treatment as of December 31, 2011 with respect to any of their unvested benefits.

Severance agreements.    Under the severance agreements, upon the involuntary termination of the NEO’s employment (other than for cause, as described below) or upon the voluntary termination of employment by the NEO for good reason (as described below), the NEO is entitled to receive a severance payment equal to the sum of the executive’s base salary and annual incentive. The severance payment to the CEO is capped at 2-1/2 times his base salary in effect at the time of the termination, while the CFO’s severance payment is capped at 2 times his base salary in effect at the time of the termination. There is no cap applicable to the other NEOs. In the event an NEO’s termination occurs in the two-year period following a change of control of ManpowerGroup or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment payable to the CEO and CFO is equal to three times the sum of his base salary and annual incentive, while the severance payment to all of the other NEOs is equal to two times the sum of his salary and annual incentive. The cap described above for the CEO and the CFO does not apply in the event of a change of control. All severance payments under the NEOs’ agreements will generally be paid in a lump sum on the 30th day following the date of termination. The determination of the amount of the annual incentive used to calculate the severance payment will vary depending on the circumstances surrounding the termination and is further detailed in the footnotes accompanying the illustrative tables below.

Cause is defined in the severance agreements, and generally includes: performance failures; failure to follow instructions; fraudulent acts; violation of ManpowerGroup policies; acts of moral turpitude which are likely to result in loss of business, reputation or goodwill to ManpowerGroup; chronic absences from work which are non-health related; crimes related to the NEO’s duties; or willful harmful conduct to ManpowerGroup. Good reason is also defined in each severance agreement, and generally includes: a material reduction in the NEO’s duties; a material reduction in the NEO’s base salary or incentive bonus opportunity; or relocation to a new principal office that is in excess of 50 miles from the NEO’s prior principal office.

Under the severance agreements, the NEOs are bound by non-competition agreements in favor of ManpowerGroup for the one-year period following the termination of their employment for any reason, except where the termination occurs within the two-year period following a change of control or during a protected period and is either involuntary (other than for cause) or is for good reason. The CEO’s and CFO’s non-competition agreements do not provide for this exception, such that the CEO and CFO are bound for the one-year period following the termination of their employment for any reason.

Under the severance agreements, upon the NEO’s (i) involuntary termination (other than for cause), (ii) voluntary termination for good reason or (iii) termination due to the death or disability of the NEO, the NEOs are entitled to receive a prorated incentive for the year in which termination occurs. Similarly, for severance agreements entered into in February 2011 or later, if a termination occurs within the two-year period following a change of control or during a protected period, the NEOs are entitled to receive a prorated target incentive for the year in which termination occurs (or, in the case of Mr. Sullivan and Mr. Green, a full target incentive for the year in which termination occurs since their severance agreements were entered into prior to February 2011). In addition, for all NEOs covered by U.S. health insurance, ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for a 12-month period following an involuntary termination of their employment (other than for cause) or a voluntary termination of their employment for good reason. Furthermore, if such a termination occurs within the two-year period following a change of control or during a protected period, then ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for an 18-month period. Finally, under the severance agreements, following an involuntary termination of the NEO’s employment (other than for cause) or a voluntary termination of the NEO’s employment for good reason, ManpowerGroup will pay for outplacement services for up to one year following the NEO’s termination. This benefit is not included in the CEO’s and CFO’s agreements.

In 2011, ManpowerGroup entered into a severance agreement with Mr. Leentjes, which is in substantially the same form as the severance agreements for the other NEOs. ManpowerGroup also entered into a severance agreement with Mr. Prising in February 2012 which replaced his prior severance agreement that was set to expire in May 2012. The new severance agreement for Mr. Prising is in substantially the same form as the severance agreement it replaced, except that the bonus payment for the year of termination in connection with a change of control would be prorated. While Ms. Gri is entitled to certain severance protections afforded her as an employee under French law, ManpowerGroup is, at present, not a party to a contractual severance arrangement with Ms. Gri.

Stock options.    Each of the NEOs holds unvested stock options granted under the 2003 Equity Incentive Plan. Under the terms of the stock option agreements that ManpowerGroup entered into with each of the NEOs, unvested options immediately vest upon the NEO’s death or disability. Furthermore, upon a change of control where the options are converted on a tax free basis or where ManpowerGroup’s shares remain publicly traded, the options only accelerate vesting in the event of the NEO’s involuntary termination of employment (other than for cause) or a voluntary termination of employment for good reason during a protected period or within two years following a change of control. Alternatively, upon a change of control of ManpowerGroup where ManpowerGroup’s shares do not remain publicly traded or where a publicly traded acquirer does not convert the options into options over the acquirer’s shares on a tax free basis, such options immediately vest upon the change of control. For purposes of these stock option agreements, the definitions of cause and good reason are generally the same as those used in the NEO’s severance agreements.

Restricted stock units and career shares.    As of December 31, 2011, the NEOs held unvested restricted stock units or career shares (restricted stock or restricted stock units that vest completely on a single date several years into the future, for example, four, five or six years) granted under the 2003 Equity Incentive Plan. An NEO will become fully vested in his or her restricted stock units or career shares upon a termination of employment due to death or disability or upon the NEO’s termination of employment due to “retirement.” Here, “retirement” means the termination of the NEO’s employment on or after age 55 and the NEO has completed 10 years of service with ManpowerGroup, except for the grant of career shares in 2011 to Messrs. Prising and Sullivan, where “retirement” means a termination of employment after the NEO has reached age 65 and completed 20 years of service with ManpowerGroup. Upon a change of control, the restricted stock units or career shares shall vest according to the same terms as described above for stock options, except for the career shares granted to the CEO and CFO in 2006 (which recently vested in February 2012) and to Messrs. Sullivan and Prising in 2007, which do not receive any special treatment upon a change of control.

For all career shares, in the event of the NEO’s involuntary termination of employment (other than for cause) or a voluntary termination for good reason, the NEO will become vested in a pro rata number of shares based upon the number of days that have elapsed during the vesting period prior to such a termination of employment. Cause and good reason generally have the same meaning as in the NEO’s severance agreements.

Performance share units.    All NEOs received grants of performance share units in 2010 and 2011, except for Mr. Leentjes who only received a grant of performance share units in 2011. For grants of performance share units made in 2010 (which were settled in February 2012), upon an NEO’s termination of employment due to death or disability or upon a change of control of ManpowerGroup during 2011, the NEO is entitled to receive the number of shares based on actual performance results at the end of 2010. Upon an NEO’s termination of employment due to “retirement,” the NEO will receive a pro rata number of shares based on the actual results at the end of 2010, after taking into account the minimum performance threshold applicable to the performance share units in 2011. Here, “retirement” means the termination of the NEO’s employment after he has reached age 55 and has completed 10 years of service with ManpowerGroup.

For grants of performance share units made in 2011, upon an NEO’s termination of employment due to death or disability in 2011, the NEO was entitled to receive the target amount of shares. Upon an NEO’s termination of employment due to “retirement,” as defined in the paragraph above, the NEO would be entitled to receive a pro rata number of shares based on the actual results at the end of 2011 (pro rated based on the number of days elapsed during the applicable service periods ending in each of 2012 and 2013). In addition, upon a change of control of ManpowerGroup in 2011, the NEO would have been entitled to receive a pro rata number of shares based on actual results at the time of the change of control (pro rated based on the number of days elapsed during the applicable service periods ending in each of 2012 and 2013). Although not illustrated in the tables below, upon the death or disability of an NEO during 2012 or 2013, the NEO is entitled to receive the number of shares based on the actual results at the end of 2011. Similarly, if a change of control of ManpowerGroup were to occur in 2012 or 2013, the NEO is entitled to receive the number of shares based on the actual results at the end of 2011 in the event of the NEO’s involuntary termination of employment (other than for cause) or a voluntary termination of employment for good reason during a protected period or within two years following the change of control.

Performance-Based Deferred Compensation Plan.    The benefits payable to the CEO and certain other NEOs under the Senior Management Performance-Based Deferred Compensation Plan that was frozen in February 2006 vest upon a change of control, upon an NEO’s “retirement” or early retirement, as determined by the Committee, or upon an NEO’s termination of employment due to death or disability. For purposes of this plan, “retirement” means an NEO has reached age 62 or has reached age 50 and has completed 15 years of service with ManpowerGroup. The CEO and CFO were fully vested in their benefits under this plan as of December 31, 2011 by virtue of having reached age 50 and completed 15 years of service and, therefore, would not receive any enhanced benefit upon their death or disability or a change of control of ManpowerGroup.

Nonqualified Savings Plan.    The amount of any unvested benefits under the Nonqualified Savings Plan will become vested upon a participant’s death, disability or retirement. For purposes of this plan, “retirement” means an NEO terminates employment after he or she has (i) reached age 60, (ii) has reached age 55 and completed 20 years of service with ManpowerGroup or (iii) has reached age 55, and ManpowerGroup determines that the retirement is bona fide and that the NEO will not perform services for any competitor of ManpowerGroup. Except for Mr. Green, the CEO and each of the other NEOs that participate in this plan are already fully vested in their benefits under this plan and therefore, would not receive any enhanced benefit upon their death, disability or retirement.

Post-Termination and Change of Control Benefits

Jeffrey A. Joerres, CEO(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Triggering Event(2)		For Cause($)	Voluntary($)
				Single Trigger (COC only)($)	Double Trigger (COC + Termination) ($)
Severance Payment(3)	n/a	n/a	3,000,000	n/a	9,000,000	n/a	n/a
Prorated Incentive(4)	1,800,000	1,800,000	2,834,400	n/a	1,800,000	n/a	n/a
Options(5)	598,750	598,750	n/a	n/a	598,750	n/a	n/a
Performance Share Units(6)	4,546,542	4,546,542	n/a	3,817,024	n/a	n/a	n/a
Restricted Stock/ Restricted Stock Units/Career Shares(7)	4,064,203	4,064,203	2,328,560	n/a	2,812,953	n/a	n/a
Health Benefits	n/a	n/a	13,432	n/a	20,568	n/a	n/a

Totals	11,009,495	11,009,495	8,176,392	3,817,024	14,232,271	n/a	n/a

(1)	The term of the CEO’s current severance agreement expires on February 16, 2014.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of ManpowerGroup without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $18,049,295.

(3)	The amount of the severance payment under the CEO’s severance agreement is equal to his base salary effective as of the date of the termination (here, $1,200,000) and his target bonus for the year of the termination (here, $1,800,000). In a double trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to the CEO under his severance agreement is based on the actual incentive earned for 2011 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2011. Note that an incentive amount has also been reported as 2011 compensation for the CEO in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 30, 2011 ($35.75) and the exercise price of each unvested stock option held by the CEO on such date. Depending on the circumstances surrounding a change of control event, the stock options may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such stock options is disclosed in the double trigger column only.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2010 and 2011 grants) using the closing stock price on December 30, 2011 ($35.75). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2010 and 2011, with a proration applied to the 2011 award as per the terms of the award agreement.

(7)	The value of any unvested restricted stock, restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 30, 2011 ($35.75). For restricted stock units granted in 2009 and 2011 and career shares granted in 2008, as described above, depending on the circumstances surrounding a change of control event, the shares or units may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such shares or units is disclosed in the double trigger column only.

Post-Termination and Change of Control Benefits

Michael J. Van Handel, CFO(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Triggering Event(2)		For Cause($)	Voluntary($)

				Single Trigger (COC only)($)	Double Trigger (COC + Termination)($)
Severance Payment(3)	n/a	n/a	1,200,000	n/a	3,600,000	n/a	n/a
Prorated Incentive(4)	600,000	600,000	944,800	n/a	600,000	n/a	n/a
Options(5)	191,600	191,600	n/a	n/a	191,600	n/a	n/a
Performance Share Units(6)	1,647,145	1,647,145	n/a	1,386,598	n/a	n/a	n/a
Restricted Stock/ Restricted Stock Units/ Career Shares(7)	735,163	735,163	210,094	n/a	520,663	n/a	n/a
Health Benefits	n/a	n/a	13,713	n/a	20,999	n/a	n/a

Totals	3,173,908	3,173,908	2,368,607	1,386,598	4,933,262	n/a	n/a

(1)	The term of the CFO’s current severance agreement expires on February 16, 2014.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of ManpowerGroup without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $6,319,860.

(3)	The amount of the severance payment under the CFO’s severance agreement is equal to his base salary effective as of the date of the termination (here, $600,000) and his target incentive (here, $600,000). In a double trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to the CFO under his severance agreement is based on the actual incentive earned for 2011 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2011. Note that an incentive amount has also been reported as 2011 compensation for the CFO in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 30, 2011 ($35.75) and the exercise price of each unvested stock option held by the CFO on such date. Depending on the circumstances surrounding a change of control event, the stock options may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such stock options is disclosed in the double trigger column only.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2010 and 2011 grants) using the closing stock price on December 30, 2011 ($35.75). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2010 and 2011, with a proration applied to the 2011 award as per the terms of the award agreement.

(7)	The value of any unvested restricted stock, restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 30, 2011 ($35.75). For restricted stock units granted in 2009 and 2011, as described above, depending on the circumstances surrounding a change of control event, the units may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such units is disclosed in the double trigger column only.

Post-Termination and Change of Control Benefits

Darryl Green, EVP and President, Asia Pacific and Middle East(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Triggering Event(2)		For Cause($)	Voluntary($)
				Single Trigger (COC only)($)	Double Trigger (COC + Termination)($)
Severance Payment(3)	n/a	n/a	831,250	n/a	1,662,500	n/a	n/a
Prorated Incentive(4)	356,250	356,250	589,950	n/a	356,250	n/a	n/a
Options(5)	98,195	98,195	n/a	n/a	98,195	n/a	n/a
Performance Share Units(6)	898,541	898,541	n/a	700,527	n/a	n/a	n/a
Restricted Stock/ Restricted Stock Units/ Career Shares(7)	536,822	536,822	134,349	n/a	536,822	n/a	n/a
Health Benefits	n/a	n/a	13,192	n/a	20,202	n/a	n/a
Outplacement	n/a	n/a	25,000	n/a	25,000	n/a	n/a
Nonqualified Savings Plan(8)	811	811	n/a	n/a	n/a	n/a	n/a

Totals	1,890,618	1,890,618	1,593,741	700,527	2,698,969	n/a	n/a

(1)	The term of Mr. Green’s severance agreement expires on August 1, 2013.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of ManpowerGroup without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $3,399,496.

(3)	The amount of the severance payment under Mr. Green’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $475,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $356,250). In a double trigger scenario, the amount of his severance payment is multiplied by two.

(4)

In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2011 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2011. Note that an incentive amount has also been reported as 2011 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 30, 2011 ($35.75) and the exercise price of each unvested stock option held by Mr. Green on such date. Depending on the circumstances surrounding a change of control event, the stock options may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such stock options is disclosed in the double trigger column only.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2010 and 2011 grants) using the closing stock price on December 30, 2011 ($35.75). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2010 and 2011, with a proration applied to the 2011 award as per the terms of the award agreement.

(7)	The value of any unvested restricted stock, restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 30, 2011 ($35.75). For restricted stock units granted in 2009 and 2011, as described above, depending on the circumstances surrounding a change of control event, the units may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such units is disclosed in the double trigger column only.

(8)	This represents the unvested portion of ManpowerGroup’s contributions to the Nonqualified Savings Plan on behalf of Mr. Green that would vest in the event of Mr. Green’s death or disability.

Post-Termination and Change of Control Benefits

Francoise Gri, EVP and President, Southern Europe(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Triggering Event(2)		For Cause($)	Voluntary($)
				Single Trigger (COC only)($)	Double Trigger (COC + Termination)($)
Options(3)	159,080	159,080	n/a	n/a	159,080	n/a	n/a
Performance Share Units(4)	658,873	658,873	n/a	554,648	n/a	n/a	n/a
Restricted Stock/ Restricted Stock Units/ Career Shares(5)	439,296	439,296	134,349	n/a	439,296	n/a	n/a

Totals	1,257,249	1,257,249	134,349	554,648	598,376	n/a	n/a

(1)	While Ms. Gri is entitled to certain severance protections afforded her as an employee under French law, ManpowerGroup is, at present, not a party to a contractual severance arrangement with Ms. Gri. The above table illustrates the benefits Ms. Gri would receive under the terms of her outstanding equity awards but does not include what we may be required to pay Ms. Gri under French law.

(2)

The “single trigger” column calculates the amounts that are earned upon a change of control of ManpowerGroup without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger”

column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $1,153,024.

(3)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 30, 2011 ($35.75) and the exercise price of each unvested stock option held by Ms. Gri on such date. Depending on the circumstances surrounding a change of control event, the stock options may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such stock options is disclosed in the double trigger column only.

(4)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2010 and 2011 grants) using the closing stock price on December 30, 2011 ($35.75). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2010 and 2011, with a proration applied to the 2011 award as per the terms of the award agreement.

(5)	The value of any unvested restricted stock, restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 30, 2011 ($35.75). For restricted stock units granted in 2009 and 2011, as described above, depending on the circumstances surrounding a change of control event, the units may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such units is disclosed in the double trigger column only.

Post-Termination and Change of Control Benefits

Hans Leentjes, EVP and President, Northern Europe(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Triggering Event(2)		For Cause($)	Voluntary($)
				Single Trigger (COC only)($)	Double Trigger (COC + Termination)($)
Severance Payment(3)	n/a	n/a	722,990	n/a	1,445,979	n/a	n/a
Prorated Incentive(4)	309,853	309,853	333,815	n/a	309,853	n/a	n/a
Options(5)	21,555	21,555	n/a	n/a	21,555	n/a	n/a
Performance Share Units(6)	213,070	213,070	n/a	129,690	n/a	n/a	n/a
Restricted Stock/ Restricted Stock Units/ Career Shares(7)	86,694	86,694	n/a	n/a	86,694	n/a	n/a
Outplacement	n/a	n/a	25,000	n/a	25,000	n/a	n/a

Totals	631,172	631,172	1,081,805	129,690	1,889,081	n/a	n/a

(1)	The term of Mr. Leentjes’ severance agreement expires on February 16, 2014. For any payments that are tied to Mr. Leentjes’ salary, the table reflects Mr. Leentjes’ current base salary of €319,000 and translated at an exchange rate of 1.2951 (in U.S. Dollars). This is the exchange rate used for the Summary Compensation Table and reflects the exchange rate on January 10, 2011, the date Mr. Leentjes was promoted to Executive Vice President, President of Northern Europe .

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of ManpowerGroup without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $2,018,771.

(3)	The amount of the severance payment under Mr. Leentjes’ severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, €319,000) and his target annual incentive for the fiscal year in which the termination occurs (here, €239,250). In a double trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2011 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2011. Note that an incentive amount has also been reported as 2011 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 30, 2011 ($35.75) and the exercise price of each unvested stock option held by Mr. Leentjes on such date. Depending on the circumstances surrounding a change of control event, the stock options may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such stock options is disclosed in the double trigger column only.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards using the closing stock price on December 30, 2011 ($35.75). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2010 and 2011, with a proration applied to the 2011 award as per the terms of the award agreement.

(7)	The value of unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 30, 2011 ($35.75). For restricted stock units granted in 2011, as described above, depending on the circumstances surrounding a change of control event, the units may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such units is disclosed in the double trigger column only.

Post-Termination and Change of Control Benefits

Jonas Prising, EVP and President, The Americas(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Triggering Event(2)		For Cause($)	Voluntary($)
				Single Trigger (COC only)($)	Double Trigger (COC + Termination)($)
Severance Payment(3)	n/a	n/a	831,250	n/a	1,662,500	n/a	n/a
Prorated Incentive(4)	356,250	356,250	428,070	n/a	356,250	n/a	n/a
Options(5)	83,825	83,825	n/a	n/a	83,825	n/a	n/a
Performance Share Units(6)	658,873	658,873	n/a	554,648	n/a	n/a	n/a
Restricted Stock/ Restricted Stock Units/ Career Shares(7)	926,855	926,855	244,671	n/a	910,130	n/a	n/a
Health Benefits	n/a	n/a	11,474	n/a	17,571	n/a	n/a
Outplacement	n/a	n/a	25,000	n/a	25,000	n/a	n/a

Totals	2,025,803	2,025,803	1,540,465	554,648	3,055,276	n/a	n/a

(1)	The term of Mr. Prising’s severance agreement expires on May 11, 2015.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of ManpowerGroup without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $3,609,924.

(3)	The amount of the severance payment under Mr. Prising’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $475,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $356,250). In a double trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2011 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2011. Note that an incentive amount has also been reported as 2011 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 30, 2011 ($35.75) and the exercise price of each unvested stock option held by Mr. Prising on such date. Depending on the circumstances surrounding a change of control event, the stock options may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such stock options is disclosed in the double trigger column only.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2010 and 2011 grants) using the closing stock price on December 30, 2011 ($35.75). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2010 and 2011, with a proration applied to the 2011 award as per the terms of the award agreement.

(7)	The value of any unvested restricted stock, restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 30, 2011 ($35.75). For restricted stock units granted in 2009 and 2011, as described above, depending on the circumstances surrounding a change of control event, the units may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such units is disclosed in the double trigger column only.

Post-Termination and Change of Control Benefits

Owen J. Sullivan, EVP and President, Specialty Brands(1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Triggering Event(2)		For Cause($)	Voluntary($)
				Single Trigger (COC only)($)	Double Trigger (COC + Termination)($)
Severance Payment(3)	n/a	n/a	831,250	n/a	1,662,500	n/a	n/a
Prorated Incentive(4)	356,250	356,250	396,482	n/a	356,250	n/a	n/a
Options(5)	83,825	83,825	n/a	n/a	83,825	n/a	n/a
Performance Share Units(6)	658,872	658,872	n/a	554,648	n/a	n/a	n/a
Restricted Stock/ Restricted Stock Units/ Career Shares(7)	851,958	851,958	190,947	n/a	835,234	n/a	n/a
Health Benefits	n/a	n/a	14,444	n/a	22,119	n/a	n/a
Outplacement	n/a	n/a	25,000	n/a	25,000	n/a	n/a
Performance Based Deferred Compensation	460,436	460,436	n/a	460,436	n/a	n/a	n/a

Totals	2,411,341	2,411,341	1,458,123	1,015,084	2,984,928	n/a	n/a

(1)	The term of Mr. Sullivan’s severance agreement expires on September 6, 2012.

(2)	The “single trigger” column calculates the amounts that are earned upon a change of control of ManpowerGroup without regard to whether a termination occurs, while the “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control. Amounts in the “double trigger” column do not include amounts that are earned solely upon a change of control. Accordingly, in a double trigger scenario, the total amounts in the columns (“single trigger” and “double trigger”) need to be combined for a complete calculation of the amounts that are earned. This combined amount would be $4,000,012.

(3)	The amount of the severance payment under Mr. Sullivan’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $475,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $356,250). In a double trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2011 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2011. Note that an incentive amount has also been reported as 2011 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 30, 2011 ($35.75) and the exercise price of each unvested stock option held by Mr. Sullivan on such date. Depending on the circumstances surrounding a change of control event, the stock options may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such stock options is disclosed in the double trigger column only.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (both 2010 and 2011 grants) using the closing stock price on December 30, 2011 ($35.75). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2010 and 2011, with a proration applied to the 2011 award as per the terms of the award agreement.

(7)	The value of any unvested restricted stock, restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 30, 2011 ($35.75). For restricted stock units granted in 2009 and 2011, as described above, depending on the circumstances surrounding a change of control event, the units may vest upon a double trigger scenario or upon a single trigger scenario. In order to avoid duplication of the values in this illustration, the value of such units is disclosed in the double trigger column only.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Marc J. Bolland	7,000	179,990	0	186,990
Gina R. Boswell	91,110	104,370	0	195,480
Cari M. Dominguez	84,110	106,787	0	190,897
William Downe(1)	2,000	119,842	0	121,842
Jack M. Greenberg	106,480	105,625	0	212,105
Patricia Hemingway Hall(1)	51,705	70,137	0	121,842
Terry A. Hueneke	81,110	107,949	0	189,059
Roberto Mendoza	9,000	182,360	0	191,360
Ulice Payne, Jr.	91,110	108,045	0	199,155
Elizabeth P. Sartain.	84,110	105,997	0	190,107
John R. Walter	104,295	114,363	0	218,658
Edward J. Zore	62,055	152,329	0	214,384

(1)	Mr. Downe and Ms. Hemingway Hall were appointed to the board of directors on May 2, 2011.

(2)	Reflects deferred stock and restricted stock granted under our 2003 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan and the 2011 Equity Incentive Plan. These amounts reflect the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. The amount reflected in the table was made up of:

For Mr. Bolland, $104,370 attributable to the annual grant of restricted stock (1,663 shares), $73,110 attributable to deferred stock granted in lieu of 100% of the annual retainer (1,573 shares) and $2,510 attributable to deferred stock issued in lieu of dividends (54 shares) in 2011.

For Ms. Boswell, $104,370 attributable to the annual grant of restricted stock (1,663 shares) in 2011.

For Ms. Dominguez, $104,370 attributable to the annual grant of restricted stock (1,663 shares) and $2,417 attributable to deferred stock issued in lieu of dividends (52 shares) in 2011.

For Mr. Downe, $69,300 attributable to the annual grant of deferred stock (1,040 shares), $49,705 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,069 shares) and $837 attributable to deferred stock issued in lieu of dividends (18 shares) in 2011.

For Mr. Greenberg, $104,370 attributable to the annual grant of restricted stock (1,663 shares) and $1,255 attributable to deferred stock issued in lieu of dividends (27 shares) in 2011.

For Ms. Hemingway Hall, $69,300 attributable to the annual grant of deferred stock (1,040 shares) and $837 attributable to deferred stock issued in lieu of dividends (18 shares) in 2011.

For Mr. Hueneke, $104,370 attributable to the annual grant of restricted stock (1,663 shares), and $3,579 attributable to deferred stock issued in lieu of dividends (77 shares) in 2011.

For Mr. Mendoza, $104,370 attributable to the annual grant of deferred stock (1,663 shares), $73,110 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,573 shares) and $4,880 attributable to deferred stock issued in lieu of dividends (105 shares) in 2011.

For Mr. Payne, $104,370 attributable to the annual grant of deferred stock (1,663 shares) and $3,675 attributable to deferred stock issued in lieu of dividends (81 shares) in 2011.

For Ms. Sartain, $104,370 attributable to the annual grant of deferred stock (1,663 shares) and $1,627 attributable to deferred stock issued in lieu of dividends (35 shares) in 2011.

For Mr. Walter, $104,370 attributable to the annual grant of deferred stock (1,663 shares) and $9,993 attributable to deferred stock issued in lieu of dividends (215 shares) in 2011.

For Mr. Zore, $104,370 attributable to the annual grant of restricted stock (1,663 shares), $44,055 attributable to deferred stock granted in lieu of 50% of his annual retainer (948 shares) and $3,904 attributable to deferred stock issued in lieu of dividends (84 shares) in 2011.

As of December 31, 2011, the aggregate number of shares of deferred stock held by the non-employee directors was as follows: Mr. Bolland — 3,139; Ms. Boswell — 0; Ms. Dominguez — 3,030; Mr. Downe — 1,040; Mr. Greenberg — 1,559; Ms. Hemingway Hall — 1,040; Mr. Hueneke — 4,478; Mr. Mendoza – 6,067; Mr. Payne — 4,693; Ms. Sartain — 1,991; Mr. Walter — 12,480; and Mr. Zore — 4,864. All such shares of deferred stock were fully vested as of December 31, 2011. All shares of restricted stock granted to the non-employee directors in 2011 were fully vested as of December 31, 2011.

(3)	In 2011, there was no compensation expense for stock options and all such options previously granted under our 1994 Executive Stock Option and Restricted Stock Plan between 2001 and 2005, as described below, were fully vested and exercisable as of December 31, 2011. As of December 31, 2011, the aggregate number of shares subject to stock options held by the non-employee directors was as follows: Mr. Bolland — 6,250; Mr. Greenberg — 10,000; Mr. Hueneke — 8,750; Mr. Walter — 18,028; and Mr. Zore — 15,000.

The board of directors approved an amendment to the compensation program for non-employee directors effective as of February 16, 2011 to be more comparable to compensation packages offered to non-employee directors of peer-group companies. The annual cash Board retainer was increased to $75,000 ($73,110 for 2011) per year from $60,000 per year and board members no longer receive a fee for attending board meetings either in person or telephonically, however they continue to receive a fee for attending committee meetings of $2,000 attended in person or $1,000 telephonically. The annual retainer for the chairman of the executive compensation and human resources committee increased to $15,000 ($14,370 for 2011) per year from $10,000 per year. The chairman of the audit committee continues to receive an annual retainer of $15,000 per year. The annual retainer for the chairman of the nominating and governance committee increased to $12,500 ($12,185) per year from $10,000 per year. In addition, each director is reimbursed for travel expenses incurred in connection with attending board of directors and committee meetings.

Except as described below, non-employee directors may elect to receive deferred stock under the 2003 Equity Incentive Plan in lieu of their annual cash retainer (but not in lieu of the cash meeting fees). Elections may cover 50%, 75% or 100% of the annual cash retainer payable to the director for the election period for which the annual cash retainer is payable. An election period begins on January 1 of each year or the date of the director’s initial appointment to the board of directors, whichever is later, and ends on the date a director ceases to be a director or December 31, whichever is earlier. The deferred stock will be granted to the director following the end of the election period to which the election applies. The number of shares of deferred stock granted to the director will be equal to the amount of the annual cash retainer to which the election applies, divided by the average of the closing prices of ManpowerGroup common stock on the last trading day of each full or partial calendar quarter covered by the election period. For the election period that ended on December 31, 2010, Mr. Bolland elected to accept deferred stock in lieu of 100% of the annual cash retainer to which he was otherwise entitled. Shares of common stock represented by deferred stock granted to a director prior to January 1, 2007 will be distributed to the director within 30 days after the date the director ceases to be a member of the board of directors. Shares of common stock represented by deferred stock granted to a director on or after January 1, 2007 will be distributed to the director on the earliest of the third anniversary of the date of grant or within 30 days after the date the director ceases to be a member of the board of directors. However, the director will have the right to extend the deferral period for these grants by at least five years, and thereafter to extend any previously extended deferral period by at least five more years, provided in each case this election to extend is made at least twelve months before the last day of the then current deferral period.

In addition to the cash compensation (or elective deferred stock), each non-employee director receives an annual grant of deferred stock. The grant is effective on the first day of each year, and effective as of February 16, 2011, the number of shares granted equal $105,000 ($104,370 for 2011) divided by the closing sale price of a share of ManpowerGroup’s common stock on the last business day of the preceding year, or 1,663 shares of deferred stock for 2011. Such deferred stock vests in equal quarterly installments on the last day of each calendar quarter during the year. Shares of common stock represented by vested deferred stock held by a director will be distributed to the director on the earliest of the third anniversary of the effective date of grant or within 30 days after the date the director ceases to be a member of the board of directors. The director will have the right to extend the deferral period as described above. A new non-employee director will receive a grant of deferred stock effective the date the director is appointed to the board, and the grant will be prorated for the period beginning on the date of the director’s appointment and ending on December 31 of that year.

Instead of receiving the annual grant of deferred stock, non-employee directors have the right to elect to receive the same number of shares of restricted stock. Like the deferred stock, any such grant will be effective on the first day of the year and will vest in equal quarterly installments on the last day of each calendar quarter during the year. Any such election will be effective only if made on or before December 31 of the preceding year or within 10 days of appointment to the board of directors.

Non-Employee Director Stock Ownership Guidelines

The nominating and governance committee believes that non-employee directors should hold a meaningful stake in ManpowerGroup to align their economic interests with those of the shareholders. To that end, the committee recommended and the board of directors approved stock ownership guidelines for the non-employee directors effective on January 1, 2006. Non-employee directors are expected to own shares or hold vested deferred stock or vested restricted stock equal in value to five times the annual cash retainer ($60,000 at January 1, 2006, for a total guideline of $300,000) by January 1, 2009 for directors in office as of January 1, 2006, and by the third anniversary of the date of appointment for directors appointed after January 1, 2006. On December 12, 2011, the nominating and governance committee approved an amendment to the stock ownership guidelines for non-employee directors to reflect the increase in the annual cash retainer that became effective on February 16, 2011, increasing the total stock ownership guideline to $375,000 ($75,000 x 5). This resulted in an increase in the number of shares required to be owned by each non-employee director that was a director as of February 16, 2011 of 1,181 shares. Any current director as of February 16, 2011 who had not met the new guidelines will have an additional year from the date of their appointment to meet the new guideline. For all directors who became directors after February 16, 2011, including Mr. Downe and Ms. Hemingway Hall, the total guideline is $375,000 and each director has four years from the date of appointment to meet the guideline. In determining whether targeted ownership levels have been met, the committee will not take into account unexercised options. The following table details each non-employee director’s stock ownership relative to the stock ownership guidelines.

Director	Target Number of shares(1) (#)	Number of shares held(2) (#)		Value of shares(3)	Target Date to Satisfy Guidelines
Marc J. Bolland	7,633	15,198	(4)	$669,168	Guidelines Satisfied
Gina R. Boswell	5,219	10,095	(5)	$444,483	Guidelines Satisfied
Cari M. Dominguez	4,442	7,910	(6)	$348,277	Guidelines Satisfied
William Downe	6,134	8,861	(7)	$390,150	Guidelines Satisfied
Jack M. Greenberg	7,633	14,509	(8)	$638,831	Guidelines Satisfied
Patricia Hemingway Hall	6,134	1,792	(9)	$78,902	5/3/15
Terry A. Hueneke	7,633	18,266	(10)	$804,252	Guidelines Satisfied
Roberto Mendoza	8,143	8,479	(11)	$373,330	Guidelines Satisfied
Ulice Payne, Jr.	5,195	9,452	(12)	$416,172	Guidelines Satisfied
Elizabeth P. Sartain	8,240	5,277	(13)	$232,346	8/03/14
John R. Walter	7,633	31,970	(14)	$1,407,639	Guidelines Satisfied
Edward J. Zore	7,633	37,918	(15)	$1,669,530	Guidelines Satisfied

(1)	For directors that became directors after January 1, 2006, the target values are based on the closing price on the last day of the month that a director is appointed to the Board.

(2)	Represents the number of shares held as of March 2, 2012 plus equity awards that vest through March 31, 2012.

(3)	Based on price per share of ManpowerGroup common stock on March 1, 2012 of $44.03.

(4)	Includes 11,743 shares of common stock and 3,455 vested shares of deferred stock.

(5)	Consists of common stock.

(6)	Includes 7,176 shares of common stock and 734 vested shares of deferred stock.

(7)	Includes 6,000 shares of common stock and 2,861 vested shares of deferred stock.

(8)	Includes 12,923 shares of common stock and 1,586 vested shares of deferred stock.

(9)	Consists of deferred stock.

(10)	Includes 15,022 shares of common stock and 3,244 vested shares of deferred stock.

(11)	Consists of deferred stock.

(12)	Includes 7,026 shares of common stock and 2,426 vested shares of deferred stock.

(13)	Includes 3,251, shares of common stock and 2,026 vested shares of deferred stock.

(14)	Includes 19,275 shares of common stock and 12,695 vested shares of deferred stock.

(15)	Includes 33,662 shares of common stock and 4,256 vested shares of deferred stock.

AUDIT COMMITTEE REPORT

We have an audit committee consisting of six directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange. The board of directors has adopted a charter for the audit committee, which is available on our web site at www.manpowergroup.com/about/corporategovernance.cfm. The charter sets forth the responsibilities and authority of the audit committee with respect to our independent auditors, quarterly and annual financial statements, non-audit services, internal audit and accounting, risk assessment and risk management, business conduct and ethics, special investigations, use of advisors and other reporting and disclosure obligations, including the audit committee’s obligations as our qualified legal compliance committee.

In 2011, the audit committee met five times. Over the course of these meetings, the audit committee met with our chief executive officer, our chief financial officer, other senior members of the finance department, the chairperson of our disclosure committee, the head of internal audit, our chief legal officer and our independent auditors. During these meetings, the audit committee reviewed and discussed, among other things:

•	our financial statements for each of the first three quarters of 2011, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

•	our compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the related auditing standards,

•	the independent auditors’ material written communications with management,

•	our annual internal and external audit plans and the internal and external staffing resources available to carry out our audit plans,

•	internal audit results,

•	our risk management framework, including financial and operational risks,

•	the impact of new accounting pronouncements,

•	current tax matters affecting us, including reporting compliance, audit activity and tax planning,

•	litigation matters,

•	our compliance with the Foreign Corrupt Practices Act and our code of business conduct and ethics,

•	our compliance with our Policy Regarding the Retention of Former Employees of Independent Auditors and Policy on Services Provided by Independent Auditors, and

•	a self-evaluation of the committee.

The audit committee met four times in private session with Deloitte & Touche LLP and met four times in private session with the head of internal audit. The purpose of the private sessions is to allow the participants to raise any concerns they may have and to discuss other topics in a confidential setting.

In addition to the meetings discussed above, the chairman of the audit committee, and any other audit committee member who desired or was requested to participate, reviewed with management and our independent auditors our financial results for each quarter of 2011 prior to the quarterly release of earnings.

In February 2012, the independent auditors and members of senior management reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with the audit committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included, among other things:

•	critical accounting policies and practices used in the preparation of our financial statements,

•	our judgmental reserves,

•	the effect of regulatory and accounting initiatives on our financial statements, including the adoption of significant accounting pronouncements,

•	confirmation that there were no unrecorded material audit adjustments proposed by the independent auditors,

•	confirmation that there were no matters of significant disagreement between management and the independent auditors arising during the audit,

•	other matters required to be discussed by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and

•

matters relating to Section 404 of the Sarbanes-Oxley Act, including the management report on internal control over financial reporting for 2011 and the independent auditors’ report with respect to the effectiveness of our internal control over financial reporting and management’s assessment of the effectiveness of our internal control over financial reporting.

At this meeting, the audit committee met in separate private sessions with the independent auditors, the chairperson of our disclosure committee, the head of internal audit and management.

The audit committee has reviewed the fees billed by Deloitte & Touche LLP and related entities (“Deloitte”) to us with respect to 2011 and 2010, which consist of the following:

Audit Fees.    The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2010 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2010 approved by the audit committee were $5,429,000.

The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2011 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2010 approved by the audit committee were $5,731,000.

Audit-Related Fees.    The aggregate fees billed by Deloitte for audit-related services were $38,000 in 2010. These services consisted of reviewing our filings with the Securities and Exchange Commission and providing consents for our filings with the Securities and Exchange Commission.

The aggregate fees billed by Deloitte for audit-related services were $68,500 in 2011. These services consisted of auditing billing procedures for one of our foreign subsidiaries lines of business, certifying amounts on an insurance claim and auditing royalties paid by one of our subsidiaries.

Tax Fees.    The aggregate fees billed by Deloitte for tax services were $531,100 in 2010. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT and wage tax matters, advice regarding tax issues relating to our internal reorganizations and a transfer pricing study.

The aggregate fees billed by Deloitte for tax services were $486,800 in 2011. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT and wage tax matters, advice regarding changes in defined benefit plans and a transfer pricing study.

All Other Fees.    The aggregate fees and expenses billed by Deloitte for all other services were $55,700 in 2010 for due diligence work on a potential acquisition and training.

The aggregate fees and expenses billed by Deloitte for all other services were $66,050 in 2011 for assistance regarding implementation of data privacy laws and consultations regarding expatriate services.

Our policy on services provided by the independent auditors was initially adopted by the audit committee in March 2002 and has since been revised several times in response to regulatory requirements. The policy sets forth the types of services that we may and may not engage our auditors to provide, the approval requirements for permitted services and related disclosure and reporting standards. A copy of the policy is available on our web site at www.manpowergroup.com/about/corporategovernance.cfm. Each of the services described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” was approved during 2010 and 2011 in accordance with the policy.

The audit committee has also received the written disclosures and confirmation from Deloitte required by PCAOB Ethics and Independence Rule 3526 and discussed with Deloitte their independence. In particular, at each regular meeting during 2011 and at the meeting in February 2012 the audit committee reviewed and discussed the non-audit services provided by Deloitte to us that are described above. The audit committee has considered whether the provision of the non-audit services described above is compatible with the independence of Deloitte and satisfied itself as to the auditor’s independence. The audit committee believes that Deloitte has been objective and impartial in conducting the 2011 audit, and believes that the provision of these services has not adversely affected the integrity of our audit and financial reporting processes.

In performing all of the functions described above, the audit committee acts only in an oversight capacity. The audit committee does not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.

In reliance on these reviews and discussions, and the report of the independent auditors, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee

Edward J. Zore, Chairman

Gina R. Boswell

Patricia A. Hemingway Hall

Terry A. Hueneke

Roberto Mendoza

Ulice Payne, Jr.

3.  RATIFICATION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2012 and directed that such appointment be submitted to the shareholders for ratification. Deloitte & Touche LLP has audited our consolidated financial statements since the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche LLP will be present at the annual meeting and have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2012.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2012. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The board of directors recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2012, and your proxy will be so voted unless you specify otherwise.

4.  ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote on our executive compensation program and asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934. We are asking shareholders to approve the following resolution regarding our executive compensation program:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

ManpowerGroup is the world leader in innovative workforce solutions and services with over 85% percent of its revenues coming from outside the United States. The company does business in 80 countries, has nearly 3,800 offices and over 31,000 staff employees globally, and placed 3.5 million people in jobs in 2011. The variations in laws around the world, the variety of services offered, and the increasing multiregional solutions that clients are requesting make the business increasingly complex. None of the company’s competitors can match its global reach or breadth of service offerings.

To be successful, ManpowerGroup needs senior executives who have the capability and experience to operate effectively in this environment. A guiding principle of the company’s compensation program is to provide pay opportunities to the NEOs that are competitive in attracting and retaining executives of this caliber. Other key objectives of the program are to align compensation to shareholder interests and, as an element of that objective, to pay for results and not pay for failure.

Compensation packages for NEOs generally include, as short-term arrangements, a base salary and an annual incentive bonus, and for long-term focus and value accumulation, stock options, performance share units (PSUs), and restricted stock units. The annual incentive is earned based on achievement of goals established at the beginning of each year. Likewise, PSUs represent a right to receive shares of Company common stock based on achievement of goals established at the time the PSUs are granted. For both, award opportunities are established for achievement at threshold, target and outstanding levels.

The Company structures the compensation packages of the NEOs so that the overall outcomes fall generally within the median range. For the annual incentive and the PSU components of the package, award levels for achievement of the applicable goals generally are set at the median of the competitive market for target results and the 75th percentile for outstanding results. However, actual outcomes may vary among NEOs due to experience and other individual factors. In addition, because of the cyclical nature of the Company’s business and the resulting impact on our stock price, actual outcomes may significantly exceed or fall short of this range after taking into account performance factors.

As noted above, a key objective of the compensation program is to align compensation to shareholder interests. The company’s compensation program addresses this objective on both a short-term basis and a long-term basis. Annual incentive awards are based on achievement of goals that are drivers of shareholder value and PSUs are earned based on operating profit margin percentage goals, an incentive closely correlated with growth in shareholder value. A substantial portion of the annual incentive awards paid to the CEO and CFO, for example, are based on achievement of earnings per share and economic profit goals for the year, two metrics that are aligned with shareholder interests.

Both the short-term and long-term components of the compensation program reflect the objective that senior executives should be paid for results and not paid for failure. NEO base salaries generally are at or below market median with a significant component of the annual cash opportunity based on the level of attainment of financial goals for the year. If the actual results fall short of the goals, the award level is correspondingly reduced or eliminated. As for the long-term components of the compensation program, the ultimate value received by an executive, through stock appreciation, will of course depend directly on the performance of the company. In addition, a significant component of the long-term compensation package consists of performance share units which are earned only to the extent the company achieves a pre-established level of performance tied to a designated financial metric, in this instance operating profit margin.

Approval of the company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the executive compensation and human resources committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends you vote FOR the proposal to approve the compensation of our named executive officers.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2012 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2013 annual meeting of shareholders must be received by us no later than February 2, 2013. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2012 annual meeting of shareholders must be received by us at our principal executive offices by November 22, 2012. Such nominations or proposals must be submitted to Mr. Kenneth C. Hunt, Secretary, Manpower Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that during 2011 all filing requirements were met except for one late Form 4 filed by Mr. Bolland due to administrative error on the withholding of 126 shares for the payment of taxes on the receipt of restricted stock and one late Form 4 filed by Ms. Dominguez for the sale of 2,100 shares of ManpowerGroup common stock.

OTHER VOTING INFORMATION

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2012. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy as recommended by the board of directors or, if no such recommendation is given, in their discretion.

Shareholders may obtain a copy of our annual report on Form 10-K at no cost by requesting a copy on our Internet web site at www.manpowergroup.com/investors/investors.cfm or by writing to Mr. Kenneth C. Hunt, Secretary, Manpower Inc. (d/b/a ManpowerGroup), 100 Manpower Place, Milwaukee, Wisconsin 53212.

By Order of the Board of Directors,

Kenneth C. Hunt, Secretary

APPENDIX A

Core Research Peer Group Companies

3M

Abbott Laboratories

Aetna Inc

Aflac Inc

Alcoa

Allstate

Altria Group

Amazon.Com Inc

American Electric Power

American Express

Arrow Electronics

AutoNation

Avnet

Baker Hughes Inc

Bank Of New York Mellon Corp

Baxter Int’l

BB&T Corp

Bristol-Myers Squibb

Capital One Financial

CBS

Chubb

Cigna

Coca-Cola Enterprises

Colgate-Palmolive Co.

Comcast

Computer Sciences

Consolidated Edison

Constellation Energy

Coventry Health Care

Cummins

Deere

Dominion Resources

Duke Energy

Dupont

Eaton

Edison Int’l

Eli Lilly

Emerson Electric

Exelon

FirstEnergy

Fluor

Gap Inc.

General Dynamics

General Mills

Goodyear Tire & Rubber

Google Inc.

Halliburton

Hartford Financial Services

Health Net

Hess

Honeywell Int’l

Humana

Illinois Tool Works

International Paper

J.C. Penney

Johnson Controls

Kimberly-Clark

Kohl’s

L-3 Communications

Loews

Macy’s

Marriott Int’l

McDonald’s

Medtronic

Morgan Stanley

Motorola

Murphy Oil

National Oilwell Varco Inc

News Corp.

Nextera Energy

Nike, Inc

Nucor

Occidental Petroleum

Office Depot

Omnicom Group

Oneok

Oracle

PG&E Corp.

PNC Financial Svcs Grp

PPG Industries

Progressive

Prudential Financial

Public Service Entrp Grp

Raytheon Co

Rite Aid

SAIC Inc

Schlumberger Ltd

Southern

Southwest Airlines

Sprint Nextel

Staples

SUNOCO

Sysco

Tech Data

Tesoro

Texas Instruments

Time Warner Cable

Time Warner

Travelers Cos.

TRW Automotive Holdings

Tyson Foods

U.S. Bancorp

Union Pacific

United States Steel

Walt Disney

Waste Management

Whirlpool

World Fuel Services Corp

Xerox

Yum Brands

A-1

Preliminary Filing

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

MANPOWER INC. (d/b/a ManpowerGroup)	INTERNET http://www.proxyvoting.com/man Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. PROPOSALS 1, 2, 3 AND 4 ARE BEING PROPOSED BY MANPOWERGROUP.

Please mark your votes as indicated in this example	☒

1. Election of Directors Nominees:		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	1.1 Jeffrey A. Joerres	☐	☐	☐	3. Ratification of Deloitte & Touche LLP as independent auditors for 2012.	☐	☐	☐
	1.2 John R. Walter 1.3 Marc J. Bolland 1.4 Ulice Payne, Jr.	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	4. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
2.	Approval of a proposed amendment to the Amended and Restated Articles of Incorporation of Manpower Inc. to change the name of the corporation to ManpowerGroup Inc.	☐	☐	☐	5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

					Mark Here for Address	☐
Change or Comments
SEE REVERSE

Signature	Signature	Date

NOTE:    Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Preliminary Filing

MANPOWER INC.

(d/b/a ManpowerGroup)

Annual Meeting of Manpower Inc. Shareholders

Wednesday, May 2, 2012

10:00 a.m.

International Headquarters of Manpower Inc.

100 Manpower Place

Milwaukee, Wisconsin

Agenda

•        Elect four directors nominated by the Board of Directors of Manpower Inc. to serve until 2015 as Class I directors.

•        Approval of a proposed amendment to the Amended and Restated Articles of Incorporation of Manpower Inc. to change the name of the corporation to ManpowerGroup Inc.

•        Ratification of Deloitte & Touche LLP as independent auditors for 2012.

•        Advisory vote to approve the compensation of our named executive officers.

•        Transact such other business as may properly come before the meeting.

You can now access your Manpower Inc. account online.

Access your Manpower Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Manpower Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://www.manpowergroup.com/annualmeeting

Visit us on the web at

http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between

9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLink® for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

‚  FOLD AND DETACH HERE  ‚

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

MANPOWER INC.

(d/b/a ManpowerGroup)

The undersigned hereby appoints Jeffrey A. Joerres, Michael J. Van Handel and Kenneth C. Hunt proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Manpower Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of Manpower Inc. to be held May 2, 2012 or any adjournment thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued, and to be marked, dated and signed, on the other side)